As filed with the Securities and Exchange Commission on April 14, 2008

Registration No. 333-135640

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 4

TO

FORM SB-2

ON

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

AUXILIO, INC.

(Name of small business issuer in its charter)

Nevada	7389	88-0350448
State or jurisdiction of incorporation or organization	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification No.

27401 Los Altos, Suite 100
Mission Viejo, California 92691
(949) 614-0700
(Address and telephone number of principal executive offices and principal place of business)

Etienne Weidemann
Chief Executive Officer
27401 Los Altos, Suite 100
Mission Viejo, California 92691
(949) 614-0700
(Name, address, and telephone number of agent for service)

Copies to:

Michael E. Flynn, Esq. Patrick M. Murphy, Esq. Stradling Yocca Carlson & Rauth 660 Newport Center Drive, Suite 1600 Newport Beach, California 92660 (949) 725-4000

Approximate date of commencement of proposed sale to the public:  From time to time after this Registration Statement is declared effective

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b2 of the Exchange Act.

Large accelerated filer                                ☐                                                                         Accelerated filer                                                             ☐
Non-accelerated filer                                  ☐  (Do not check if a smaller reporting company)                              Smaller reporting company                                           ☑

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
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Explanatory Note:

This Registration Statement on Form S-1 constitutes a post-effective amendment to our Registration Statement on Form SB-2 (No. 333-135640).  Our Registration Statement on Form SB-2 was declared effective by the Securities and Exchange Commission on August 14, 2006.  We are filing this post-effective amendment for the purpose of converting the Registration Statement on Form SB-2 into a Registration Statement on Form S-1.  This post-effective amendment is also being filed for the purpose of including the Registrant's financial statements for the fiscal year ended December 31, 2007, contained in the Registrant's Annual Report on Form 10-KSB filed with the Securities and Exchange Commission on March 28, 2008 and to update this registration statement for certain disclosures contained in the Form 10-KSB.  All filing fees payable in connection with the registration of these securities were previously paid in connection with the filing of the Registration Statement on Form SB-2.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED.  THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE.  THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE  WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED APRIL 14, 2008

PROSPECTUS
4,063,992 SHARES
OF
AUXILIO, INC.
COMMON STOCK
_____________

This prospectus relates to the resale by the selling stockholders identified in this prospectus of up to 4,063,992 shares of our common stock, consisting of:

•           2,106,916 shares of our common stock issuable upon (i) the conversion of the principal amount owing under $3,000,000 Secured Convertible Term Note issued to Laurus Master Fund, LTD and (ii) the conversion of the interest accrued and owing under the note;

•           478,527 shares of our common stock issuable upon exercise of the warrant issued to Laurus Master Fund, LTD in connection with the issuance of $3,000,000 Secured Convertible Term Note; and

•           1,478,549 shares of our common stock issuable upon the exercise of currently outstanding warrants to purchase shares of our common stock.

The selling stockholders may sell their shares from time to time at the prevailing market price or in negotiated transactions. The selling stockholders will receive all of the proceeds from the sale of the shares. We will pay the expenses of registration of the sale of the shares.

Our common stock trades on the Over-the-Counter (OTC) Bulletin Board®, an electronic stock listing service provided by the Nasdaq Stock Market, Inc. under the symbol “AUXO.OB”. On April 11, 2008, the last bid price for the common stock on the OTC Bulletin Board was $1.65 per share.

The selling stockholders, and any participating broker−dealers may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, and any commissions or discounts given to any such broker−dealer may be regarded as underwriting commissions or discounts under the Securities Act. The selling stockholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute their common stock.

Brokers or dealers effecting transactions in the shares should confirm the registration of these securities under the securities laws of the states in which transactions occur or the existence of an exemption from registration.
____________

BEGINNING ON PAGE 2, WE HAVE LISTED SEVERAL "RISK FACTORS" WHICH YOU SHOULD CONSIDER. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY BEFORE YOU MAKE YOUR INVESTMENT DECISION.
____________

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR PASSED ON THE ADEQUACY OR ACCURACY OF THE DISCLOSURES IN THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
____________

The date of this prospectus is April 14, 2008

TABLE OF CONTENTS

Prospectus Summary	1
Our Business	1
The Offering	1
Risk Factors	2
Use of Proceeds	6
Market for Common Equity and Related Stockholder Matters	6
Management’s Discussion and Analysis of Financial Condition and Results of Operations	7
Business	10
Directors and Executive Officers	12
Limitation on Liability and Indemnification of Directors and Officers	13
Executive and Director Compensation and Other Information	14
Security Ownership of Certain Beneficial Owners and Management	18
Certain Relationships and Related Transactions	19
Description of Securities	20
Selling Stockholders	21
Plan of Distribution	24
Changes in Certifying Accountants	25
Legal Matters	26
Experts	26
Reports to Securityholders	26
Where You Can Find Additional Information	26
Index to Financial Statements	27

You should rely only on the information contained in or incorporated by reference into this prospectus.  We have not, and the selling stockholders have not, authorized anyone, including any salesperson or broker, to give oral or written information about this offering, our company, or the shares of common stock offered hereby that is different from the information included in this prospectus.  If anyone provides you with different information, you should not rely on it.

FORWARD−LOOKING INFORMATION

This prospectus contains “forward-looking statements” and information relating to our business that are based on our beliefs as well as assumptions made by us or based upon information currently available to us.  When used in this prospectus, the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “project”, “should” and similar expressions are intended to identify forward-looking statements.  These forward-looking statements include, but are not limited to, statements relating to our performance in “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operation”.  These statements reflect our current views and assumptions with respect to future events and are subject to risks and uncertainties.  Actual and future results and trends could differ materially from those set forth in such statements due to various factors.  Such factors include, among others:  general economic and business conditions; industry capacity; industry trends; competition; changes in business strategy or development plans; project performance; the commercial viability of our products and offerings; availability, terms, and deployment of capital; and availability of qualified personnel.  These forward-looking statements speak only as of the date of this prospectus.  Subject at all times to relevant federal and state securities law disclosure requirements, we expressly disclaim any obligation or undertaking to disseminate any update or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any changes in events, conditions or circumstances on which any such statement is based.  In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

i

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all the information that you should consider before investing in the common stock. You should carefully read the entire prospectus, including “Risk Factors” and the financial statements, before making an investment decision.

Business

Auxilio, Inc. was incorporated under the laws of the State of Nevada on August 29, 1995, under the name Corporate Development Centers, Inc.  As a result of a series of transactions, which are more fully described in the section entitled “Business” below, in April 2004, we changed our name to Auxilio, Inc. Where appropriate, references to “Auxilio”, the “Company,” “we” or “our” include Auxilio, Inc., Auxilio Solutions, Inc. and e-Perception Technologies, Inc.

Auxilio provides total outsourced document image management services and related financial and business processes for major healthcare facilities.  Our proprietary technologies and unique processes assist hospitals, health plans and health systems with strategic direction and services that reduce document image expenses, increase operational efficiencies and improve the productivity of their staff. Auxilio’s analysts, consultants and resident hospital teams work with senior hospital financial management and department heads to determine the best possible long term strategy for managing the millions of document images produced by their facilities on an annual basis. Auxilio’s document image management programs help our clients achieve measurable savings and a fully outsourced process. Auxilio's target market includes medium to large hospitals, health plans and healthcare systems.

Our principal executive offices are located at 27401 Los Altos, Suite 100, Mission Viejo, 92691 and its telephone number is (949) 614-0700.  Our corporate website is www.auxilioinc.com.  The information found on our website is not intended to be part of this prospectus and should not be relied upon by you when making a decision to invest in our common stock.

The Offering

This prospectus relates to the resale by the selling stockholders identified in this prospectus of up to 4,063,992 shares of our common stock, consisting of:

•           2,106,916 shares of our common stock issuable upon (i) the conversion of the principal amount owing under $3,000,000 Secured Convertible Term Note issued to Laurus Master Fund, LTD and (ii) the conversion of the interest accrued and owing under the note;

•           478,527 shares of our common stock issuable upon exercise of the warrant issued to Laurus Master Fund, LTD in connection with the issuance of $3,000,000 Secured Convertible Term Note; and

•           1,478,549 shares of our common stock issuable upon the exercise of currently outstanding warrants to purchase shares of our common stock.

The common shares offered under this prospectus may be sold by the selling stockholders on the public market, in negotiated transactions with a broker−dealer or market maker as principal or agent, or in privately negotiated transactions not involving a broker or dealer.  We will not receive any proceeds from the sale of our common stock by the selling stockholders.  See “Use of Proceeds.”

Information regarding the selling stockholders, the common shares they are offering to sell under this prospectus, and the times and manner in which they may offer and sell those shares is provided in the sections of this prospectus captioned “Selling Stockholders” and “Plan of Distribution.”

Our common stock trades on the Over-the-Counter (OTC) Bulletin Board®, an electronic stock listing service provided by the Nasdaq Stock Market, Inc. under the symbol “AUXO.OB”. On April 11, 2008, the last bid price for our common stock on the OTC Bulletin Board was $1.65 per share.

As of March 29, 2007, we had 16,122,809 shares of common stock outstanding. The number of shares registered under this prospectus would be approximately 25.2% of the total common stock outstanding, assuming the conversion of the notes being registered hereunder, and the interest accruing thereon, into shares of common stock and the exercise of all warrants to purchase common stock being registered hereunder.

RISK FACTORS

You should carefully consider the risks described below before buying shares of our common stock in this offering.  The risks and uncertainties described below are not the only risks we face.  Additional risks and uncertainties not currently known to us or that we currently deem immaterial may impair our business operations.  If any of the adverse events described in this risk factors section actually occur, our business, results of operations and financial condition could be materially adversely affected, the trading price of our common stock could decline and you might lose all or part of your investment.  We make various statements in this section which constitute “forward-looking” statements under Section 27A of the Securities Act.

WE HAVE A LIMITED OPERATING HISTORY WITH RESPECT TO OUR CORE BUSINESS STRATEGY.

Our business was incorporated in March 2000.  During March and April of 2004, we entered into two transactions which changed the Company’s business operations and revenue model.  In March 2004, the Company sold its survey and assessment software to Workstream, Inc.  In April 2004, the Company completed an acquisition of The Mayo Group and as a result of such acquisition, entered the Image Management industry.  The future revenue opportunity is focused on providing outsourced financial and business processes for image management in healthcare.  We have limited operating history in this industry on which to base an evaluation of our business and prospects, and any investment decision must be considered in light of the risks and uncertainties encountered by companies in the early stages of development. Such risks and uncertainties are frequently more severe for those companies operating in new and rapidly evolving markets.

Some of the factors upon which our success will depend include (but are not limited to) the following:

•	the market’s acceptance of our products and services;

•	the emergence of competitors in our target market, and the quality and development of their products and services

In order to address these risks, we must (among other things) be able to:

•	successfully complete the development of our products and services;

•	modify our products and services as necessary to meet the demands of our market;

•	attract and retain highly skilled employees; and

•	respond to competitive influences.

On an ongoing basis, we cannot be certain that we will be able to successfully address any of these risks.

WE FACE SUBSTANTIAL COMPETITION FROM BETTER ESTABLISHED COMPANIES THAT MAY HAVE SIGNIFICANTLY GREATER RESOURCES WHICH COULD LEAD TO REDUCED SALES OF OUR PRODUCTS.

The market for our products and services is competitive and is likely to become even more competitive in the future.  Increased competition could result in pricing pressures, reduced sales, reduced margins or the failure of our products and services to achieve or maintain market acceptance, any of which would have a material adverse effect on our business, results of operations and financial condition.  Many of our current and potential competitors enjoy substantial competitive advantages, such as:

•	greater name recognition and larger marketing budgets and resources;

•	established marketing relationships and access to larger customer bases;

•	substantially greater financial, technical and other resources; and

•	larger technical and support staffs.

As a result, our competitors may be able to respond more quickly than we can to new or changing opportunities, technologies, standards or customer requirements.  For all of the foregoing reasons, we may not be able to compete successfully against our current and future competitors.

THE COMPANY HAS A HISTORY OF LOSSES AND MAY NEED ADDITIONAL FINANCING TO CONTINUE ITS OPERATIONS, AND SUCH FINANCING MAY NOT BE AVAILABLE UPON FAVORABLE TERMS, IF AT ALL.

Though the Company experienced net operating income of $699,608 for the fiscal year ended December 31, 2007, we experienced a net operating loss of $3,402,618 for the fiscal year ended December 31, 2006, and a net operating loss of $3,527,450 for the fiscal year ended December 31, 2005. In addition, the Company must repay $745,000 due to Cambria Investment Fund L.P. on May 1, 2008 and $600,000 due to Laurus Master Fund over the next twelve months. There can be no assurances that the Company will be able to operate profitably in the future including generating sufficient cash to repay its existing debt obligations.  In the event that the Company is not successful in implementing its business plan, the Company will require additional financing in order to succeed.  There can be no assurance that additional financing will be available now or in the future on terms that are acceptable to the Company. If adequate funds are not available or are not available on acceptable terms, the Company may be unable to develop or enhance its products and services, take advantage of future opportunities or respond to competitive pressures, all of which could have a material adverse effect on the Company's business, financial condition or operating results.

WE ARE DEPENDENT UPON OUR VENDORS TO CONTINUE TO SUPPLY US EQUIPMENT, PARTS, SUPPLIES, AND SERVICES AT COMPARABLE TERMS AND PRICE LEVELS AS THE BUSINESS GROWS.

Our access to equipment, parts, supplies, and services depends upon our relationships with, and our ability to purchase these items on competitive terms from our principal vendors.  We do not enter into long-term supply contracts with these vendors and we have no current plans to do so in the future.  These vendors are not required to use us to distribute their equipment and are free to change the prices and other terms at which they sell to us.  In addition, we compete with the selling efforts of some of these vendors.  Significant deterioration in relationships with, or in the financial condition of, these significant vendors could have an adverse impact on our ability to sell and lease equipment as well as our ability to provide effective service and technical support.  If one of these vendors terminates or significantly curtails its relationship with us, or if one of these vendors ceases operations, we would be forced to expand our relationships with our existing vendors or seek out new relationships with previously-unused vendors.

WE ARE DEPENDENT UPON OUR LARGEST CUSTOMERS.

The loss of any key customer could have a material adverse effect upon the Company’s financial condition, business, prospects and results of operation.  The Company's three largest customers represent approximately 73% of the Company's revenues for the year ended December 31, 2007.  Although the Company anticipates that these customers will represent less than 48% of revenue for 2008 and 47% for 2009, the loss of these customers may contribute to our inability to operate as a going concern and may require us to obtain additional equity funding or debt financing (beyond the amounts described above) to continue our operations.  We cannot be certain that we will be able to obtain such additional financing on commercially reasonable terms, or at all.

FURTHER TIGHTENING OF CREDIT MARKETS COULD ADVERSELY AFFECT THE COMPANY BY LIMITING OUR CUSTOMERS’ ABILITY TO BORROW OR OTHERWISE OBTAIN EQUIPMENT FINANCING.

The Company’s growth plans are dependent on, among other things, the ability of its customers to obtain equipment financing to pay the Company for equipment provided. The tightening of credit markets could make it more difficult for the Company’s customers to borrow or otherwise obtain the financing required to pay the company for such equipment.

WE ARE DEPENDENT ON OUR MANAGEMENT TEAM AND THE UNEXPECTED LOSS OF ANY KEY MEMBER OF THIS TEAM MAY PREVENT US FROM IMPLEMENTING OUR BUSINESS PLAN IN A TIMELY MANNER OR AT ALL.

Our future success depends on the continued services and performance of our management team and our key employees and their ability to work together effectively.  If our management team fails to work together effectively, our business could be harmed.  Although we believe we will be able to retain these key employees, and continue hiring qualified personnel, our inability to do so could materially adversely affect our ability to market, sell, and enhance our services.  The loss of key employees or our inability to hire and retain other qualified employees could have a material adverse effect on our business, prospects, financial condition and results of operations.

THE MARKET MAY NOT ACCEPT OUR PRODUCTS AND SERVICES AND OUR PRODUCTS AND SERVICES MAY NOT ADDRESS THE MARKET’S REQUIREMENTS.

Our products and services are targeted to the healthcare market, a market in which there are many competing service providers.  Accordingly, the demand for our products and services is very uncertain.   The market may not accept our products and services.  Even if our products and services achieve market acceptance, our products and services may fail to address the market's requirements adequately.

IF WE FAIL TO PROVIDE SERVICES, OUR REVENUES AND PROFITABILITY WOULD BE HARMED.

Our services are integral to the successful deployment of our solutions. If our services organization does not effectively implement and support our customers, our revenues and operating results would be harmed.

IF WE NEED ADDITIONAL FINANCING TO MAINTAIN AND EXPAND OUR BUSINESS, FINANCING MAY NOT BE AVAILABLE ON FAVORABLE TERMS, IF AT ALL.

We may need additional funds to expand or meet all of our operating needs. If we need additional financing, we cannot be certain that it will be available on favorable terms, if at all. Further, if we issue equity securities, stockholders will experience additional dilution and the equity securities may have seniority over our common stock.  If we need funds and cannot raise them on acceptable terms, we may not be able to:

•	Develop or enhance our service offerings;

•	Take advantage of future opportunities; or

•	Respond to customers and competition.

WE MUST MANAGE GROWTH TO ACHIEVE PROFITABILITY.

To be successful, we will need to implement additional management information systems, develop further our operating, administrative, financial and accounting systems and controls and maintain close coordination among our executive, finance, marketing, sales and operations organizations.  Any failure to manage growth effectively could materially harm our business.

SHAREHOLDERS WILL EXPERIENCE DILUTION AS A RESULT OF THE COMPANY’S STOCK OPTION PLANS.

The Company has granted stock options to its employees and anticipates granting additional stock options to its employees in order to remain competitive with the market demand for such qualified employees.  As a result, investors could experience dilution.

IT MAY BE DIFFICULT FOR A THIRD PARTY TO ACQUIRE US EVEN IF DOING SO WOULD BE BENEFICIAL TO OUR SHAREHOLDERS.

Some provisions of our Articles of Incorporation, as amended, and Bylaws, as well as some provisions of Nevada or California law, may discourage, delay or prevent third parties from acquiring us, even if doing so would be beneficial to our shareholders.

WE DO NOT INTEND TO PAY DIVIDENDS.

We have never declared or paid any cash dividends on our common stock.  We currently intend to retain any future earnings to fund growth and, therefore, do not expect to pay any dividends in the foreseeable future.

FUTURE SALES OF RESTRICTED SHARES COULD ADVERSELY AFFECT THE PRICE OF OUR COMMON STOCK AND LIMIT OUR ABILITY TO COMPLETE ADDITIONAL FINANCING.

Although our shares are currently trading on the OTC Bulletin Board, the volume of trading of our common stock and the number of shares in the public float are small.  Sales of a substantial number of shares of our common stock into the public market in the future could materially adversely affect the prevailing market price for our common stock.  In connection with our acquisition of TMG, we issued approximately 4,000,000 shares of common stock, all of which became eligible for resale pursuant to Rule 144 of the Securities Act in 2005.  Such a large "over-hang" of stock eligible for sale in the public market may have the effect of depressing the price of our common stock, and make it difficult or impossible for us to obtain additional debt or equity financing.

OUR STOCK PRICE HAS FLUCTUATED AND COULD CONTINUE TO FLUCTUATE SIGNIFICANTLY.

The market price for our common stock has been, and is likely to continue to be, volatile. The following factors may cause significant fluctuations in the market price of our ordinary shares:
• Fluctuations in our quarterly revenues and earnings or those of our competitors;

• Shortfalls in our operating results compared to levels expected by the investment community;

• Announcements concerning us or our competitors;

• Announcements of technological innovations;

• Sale of shares or short-selling efforts by traders or other investors;

• Market conditions in the industry; and

• The conditions of the securities markets.

The factors discussed above may depress or cause volatility of our share price, regardless of our actual operating results.

OUR COMMON STOCK IS LISTED ON THE OTC BULLETIN BOARD, AND AS SUCH, IT MAY BE DIFFICULT TO RESELL YOUR SHARES OF STOCK AT OR ABOVE THE PRICE YOU PAID FOR THEM OR AT ALL.

Our common stock is currently trading on the OTC Bulletin Board. As such, the average daily trading volume of our common stock may not be significant, and it may be more difficult for you to sell your shares in the future at or above the price you paid for them, if at all. In addition, our securities may become subject to "penny stock" restrictions, including Rule 15g-9 under the Securities Exchange Act of 1934, as amended, which imposes additional sales practice requirements on broker-dealers, such as requirements pertaining to the suitability of the investment for the purchaser and the delivery of specific disclosure materials and monthly statements. The Securities and Exchange Commission has adopted regulations that generally define a "penny stock" to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. The exceptions include exchange-listed equity securities and any equity security issued by an issuer that has:

•
net tangible assets of at least $2,000,000, if the issuer has been in continuous operation for at least three years, or net tangible assets of at least $5,000,000, if the issuer has been in continuous operation for less than three years; or

•	average annual revenue of at least $6,000,000 for the last three years.

While we are presently not subject to "penny stock" restrictions, there is no guarantee that we will be able to meet any of the exceptions to our securities from being deemed as "penny stock" in the future. If our securities were to become subject to "penny stock" restrictions, broker-dealers may be less willing or able to sell and/or make a market in our common stock. In addition, the liquidity of our securities may be impaired, not only in the number of securities that can be bought and sold, but also through delays in the timing of the transactions, reduction in securities analysts' and the news media's coverage of us, adverse effects on the ability of broker-dealers to sell our securities, and lower prices for our securities than might otherwise be obtained.

USE OF PROCEEDS

We will not receive any proceeds from the sale of our common stock by the selling stockholders. Any proceeds from the sale of our common stock offered pursuant to this prospectus will be received by the selling stockholders.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

The Company’s common stock currently trades on the Over-the-Counter Bulletin Board (OTC), under the trading symbol of “AUXO.OB”.  Because we are listed on the OTC, our securities may be less liquid, receive less coverage by security analysts and news media, and generate lower prices than might otherwise be obtained if they were listed on another exchange.

The following table sets forth for each quarter during fiscal years 2007 and 2006 the high and low bid quotations for shares of Auxilio Common Stock as reported on the OTC.

Quarter	Low	High
January 1, 2006—March 31, 2006.	$1.40	$2.00
April 1, 2006—June 30, 2006.	$1.00	$1.65
July 1, 2006—September 30, 2006.	$0.45	$1.10
October 1, 2006—December 31, 2006.	$0.33	$0.57
January 1, 2007—March 31, 2007.	$0.42	$1.04
April 1, 2007—June 30, 2007.	$0.71	$0.90
July 1, 2007—September 30, 2007.	$0.62	$1.15
October 1, 2007—December 31, 2007.	$1.06	$1.95

On March 28, 2008, we had approximately 297 stockholders of record.

We have not paid any dividends on our Common Stock and do not expect to do so in the foreseeable future.  We intend to apply our earnings, if any, to expanding our operations and related activities.  The payment of cash dividends in the future will be at the discretion of the Board of Directors and will depend upon such factors as earnings levels, capital requirements, our financial condition and other factors deemed relevant by the Board of Directors.  In addition, our ability to pay dividends is limited under current loan agreements, which restrict or prohibit the payment of dividends.

Equity Compensation Plan Information

The following table provides certain information as of December 31, 2007 with respect to Auxilio’s equity compensation plans under which equity securities of Auxilio are authorized for issuance.

Plan	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuances Under Plan
Equity compensation plans approved by security holders (1):	4,295,148	$1.12	174,852
Equity compensation plans not approved by security holders (2):	3,063,021	$1.15	-
Total	7,320,669		174,852

(1)	These plans consist of the 2000 Stock Option Plan, 2001 Stock Option Plan, the 2003 Stock Option Plan, the 2004 Stock Option Plan and the 2007 Stock Option Plan.
(2)	From time to time and at the discretion of the Board of Directors the Company may issue warrants to key individuals or officers of the Company as performance based compensation.

MANAGEMENT’S DISCUSSION AND ANALYSIS AND PLAN OF OPERATIONS

Introduction

The following discussion presents information about our consolidated results of operations, financial condition, liquidity and capital resources and should be read in conjunction with our consolidated financial statements and the notes thereto included elsewhere in this Prospectus.

Forward Looking Statements. This discussion contains statements regarding operating trends and our beliefs and expectations regarding our future financial performance and future financial condition (which are referred to as “forward looking statements”). The consequences of those operating trends on our business and the realization of our expected future financial results, which are discussed in those statements, are subject to the uncertainties and risks described in this Prospectus under the caption “Risk Factors.” Due to those uncertainties and risks, the duration and effects of those operating trends on our business and our future financial performance may differ, possibly significantly, from those that are currently expected as set forth in the forward looking statements. As a result, you should not place undue reliance on those forward looking statements.

Overview

Auxilio, Inc. and its wholly owned subsidiary, Auxilio Solutions, Inc., (Auxilio) provide integration strategies and outsourced services for document image management in healthcare facilities. The Company helps hospitals and health systems reduce expenses and create manageable, dependable document image management programs by managing their back-office processes. The process is initiated through a detailed proprietary Image Management Assessment (IMA). The IMA is a strategic, operational and financial analysis that is performed at the customer’s premises using a combination of proprietary processes and innovative web based technology for data collection and report generation. After the IMA and upon engagement, Auxilio capitates the cost of the entire document image management process for the customer and places a highly trained resident team on site to manage the entire process in accordance with our Image Management Maturity Model (IM3™).  Auxilio is focused solely on the healthcare industry.

Application of Critical Accounting Policies

Our discussion and analysis of our financial condition and results of operations are based upon our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate these estimates, including those related to stock-based compensation, customer programs and incentives, bad debts, inventories, intangible assets, income taxes, contingencies and litigation. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

We consider the following accounting policies to be both those most important to the portrayal of our financial condition and those that require the most subjective judgment:
•	Revenue recognition;
•	Stock-based compensation;
•	Accounting for income taxes; and
•	Impairment of intangible assets.

Please also see disclosures in Note 1 of the financial statements for the Company’s accounting policies and procedures.

Results of Operations

Year Ended December 31, 2007 Compared to the Year Ended December 31, 2006

Net Revenue

Revenues consist of equipment sales and ongoing service and supplies. Net revenue increased $9,344,676 to $19,592,946 for the year ended December 31, 2007, as compared to the same period in 2006. The increase in revenue is partially attributed to an approximate $5,575,000 increase in equipment sales in 2007. Since March 2006, Auxilio added four new customers, including our largest customer to date which resulted in an increase in recurring revenues of approximately $3,800,000 in 2007 as compared to the same period in 2006.

Cost of Revenue

Cost of revenue consists of salaries and expenses of field services personnel, document imaging equipment, and parts and supplies.  Cost of revenue was $15,149,055 for the year ended December 31, 2007, as compared to $9,270,539 for the same period in 2006. The increase of $5,878,516 is the result of the costs our higher equipment sales and the costs associated with maintaining the recurring revenue contracts for the four recently added customers.

Sales and Marketing

Sales and marketing expenses include salaries, commissions and expenses of sales and marketing personnel, travel and entertainment, and other selling and marketing costs.  Sales and marketing expenses were $1,215,685 for the year ended December 31, 2007, as compared to $1,972,743 for the same period in 2006. Sales and marketing expenses for 2007 are lower as a result of management’s decision to reduce the Company’s sales force in late fiscal 2006.

General and Administrative

General and administrative expenses, which include personnel costs for finance, administration, information systems, and general management, as well as facilities expenses, professional fees, legal expenses, and other administrative costs, increased by $138,033 to $2,290,433 for the year ended December 31, 2007, as compared to $2,152,400 for the same period in 2006. The increase is a result of increased performance based bonuses of approximately $300,000 earned by executives and approximately $30,000 more earned by general and administrative employees during 2007.This was partially offset by the reduction of one member of the executive team which occurred at the end of 2006 and an approximately $40,000 decrease in stock-based compensation charges.

Intangible Asset Amortization

As a result of our acquisition activity, we have recorded a substantial amount of goodwill, which is the excess of the cost of our acquired business over the fair value of the acquired net assets, and other intangible assets.  We evaluate the goodwill for impairment at least annually.  We also evaluate the carrying value of our other intangible assets at least annually, or more frequently, as current events and circumstances warrant a determination of whether there are any impairment losses.  If indicators of impairment arise with respect to our other intangible assets and our future cash flows are not expected to be sufficient to recover the assets’ carrying amounts, an impairment loss will be charged as an expense in the period identified.

Amortization expense was $238,165 for the year ended December 31, 2007 compared to $255,206 for the same period in 2006. The slight reduction is a result of the estimated declining contract value of backlogged business initially acquired in July 2004.

Other Income (Expense)

Interest expense for the year ended December 31, 2007 was $1,026,592, as compared to $537,018 for the same period in 2006. The increase is due to interest incurred on loans from Laurus Master Fund and Cambria Investment Fund L.P., including amortization of debt issue costs and debt discounts associated with both of these loans, and accreted costs as a result of the restructuring of the Cambria loan.

Interest income is primarily derived from short-term interest-bearing securities and money market accounts.  Interest income for the year ended December 31, 2007 was $19,269, as compared to $28,826 for the same period in 2006, primarily due to a decrease in the average balance of invested cash and short-term investments.

Gain on sale of marketable securities of $10,447 in 2006 related to the sale of our investment in General Environmental Management, Inc. We held no investment securities in 2007.

Gain on extinguishment of debt of $241,305 in 2007 is comprised of a $139,951 gain from the restructuring of the loan payable to Cambria Investment Fund L.P., and a $101,354 adjustment to remove a liability originally recorded in connection with the initial allocation of the purchase price of the Mayo Group. The liability was based on future revenue generating activities that did not occur as projected.

Income Tax Expense

Income tax expense for the year ended December 31, 2007 of $5,397 and $2,400 for the year ended December 31, 2006 primarily represents the minimum amount due for state filing purposes.

Liquidity and Capital Resources

At December 31, 2007, our cash and cash equivalents were $666,428 and our working capital was $238,997.  Our principal cash requirements are for repayment of $745,000 due to Cambria Investment Fund L.P. on May 1, 2008, repayment of $600,000 due to Laurus Master Fund over the next twelve months, and operating expenses, including equipment, supplies, employee costs, capital expenditures and funding of the operations. Our primary sources of cash are revenues, the proceeds from a $3,000,000 note from Laurus Master Fund in April 2006, and the $1,500,000 loan payable from Cambria Investment Fund L.P., under which we have borrowed $745,000 to date.

During the year ended December 31, 2007, cash provided by operating activities was $1,020,904 as compared to cash used in operating activities of $3,236,963 for the same period in 2006.  The increase in cash provided by operations was primarily due to higher revenue and improved operating profit margins in 2007, partially offset by the increase in trade receivables.

In April 2006, we entered into a $3,000,000 Fixed Price Convertible Note (the “Note”) agreement with Laurus Master Fund (LMF). The term of the Note is for three years at an interest rate of WSJ prime plus 2.0%. We shall reduce the principal Note by 1/60th per month starting 90 days after the closing, payable in cash or registered stock. For the year ended December 31, 2007, we repaid $600,000 in principal of the Note.

In October 2006, we entered into a Loan and Security Agreement (the “Loan Agreement”) with Cambria Investment Fund, L.P. One of our directors, Michael D. Vanderhoof, is a principal in Cambria Investment Fund. As of December 31, 2006, we had borrowed $745,000 of the available $1,500,000. There were no borrowings under the Loan Agreement during the year ended December 31, 2007. Interest accrues daily upon any unpaid principal balance at the rate of twelve percent (12%) per annum and is payable quarterly. In July 2007, we agreed with Cambria Investment Fund, L.P to restructure the Loan Agreement extending the maturity date of the $745,000 outstanding balance to May 1, 2008 and extending the maturity date of the remaining unborrowed amount of $755,000 to December 31, 2008.  In return, we agreed to immediately vest the remaining 240,000 unvested warrants under the original agreement and provide one additional warrant share for every two dollars of new borrowings against the $755,000.  The exercise price of the additional warrants provides for a 10% discount to the closing price of the Company’s common stock on the date of the restructuring.

The Company continues to see improvement in its operations through the addition of new customers in the first quarter of 2007 and additional equipment sales to existing customers. We expect to close additional recurring revenue contracts to new customers in 2008 as well as additional equipment sales to existing customers.  We have the short-term availability of additional funds through our Loan with Cambria Investment Fund, L.P. Management believes that present cash on hand, cash generated from 2008 operations and the cash available under the Cambria facility will be sufficient to satisfy required principal debt payments to Laurus and Cambria in 2008 and to sustain our business operations over the next twelve months. If events or circumstances occur such that we do not meet our operating plan as expected, we may be required to seek additional capital and/or reduce certain discretionary spending, which could have a material adverse effect on our ability to achieve our business objectives. We may seek additional financing, which may include debt and/or equity financing or funding through third party agreements. There can be no assurance that any additional financing will be available on acceptable terms, if at all. Any equity financing may result in dilution to existing stockholders and any debt financing may include restrictive covenants.

Contractual Obligations and Contingent Liabilities and Commitments

Our long-term contractual obligations as of December 31, 2007 are as follows:

	Total	2008	2009	2010
Loan payable	$ 745,000	$ 745,000	$ -	$ -
Long-term debt	1,932,000	600,000	1,332,000	-
Capital leases	29,359	25,315	4,044	-
Operating leases	367,627	167,467	171,470	28,690
Total	$ 3,073,986	$ 1,537,782	$ 1,507,514	$ 28,690

BUSINESS

Introduction

Auxilio, Inc. (the Company or Auxilio) was originally incorporated under the laws of the State of Nevada on August 29, 1995, under the name Corporate Development Centers, Inc.  As a result of a series of transactions, which are more fully described in the section entitled “Background” below, the Company, in April 2004, changed its name to Auxilio, Inc. The Company is currently headquartered in Orange County, California, with its principal executive offices located at 27401 Los Altos, Suite 100, Mission Viejo, 92691.  The Company is engaged in the business of providing fully outsourced document image management services to the healthcare industry.  For more information on the Company and its products and services see the section entitled “Principal Products or Services” below or visit our website at www.auxilioinc.com.

Where appropriate, references to “Auxilio”, the “Company,” “we” or “our” include Auxilio, Inc. and/or our wholly owned subsidiaries, Auxilio Solutions, Inc. and e-Perception Technologies, Inc.

Background

Auxilio, Inc. was incorporated in the State of Nevada on August 29, 1995. From its incorporation in August 1995 until January 2002, the Company had no significant operations.  In January of 2002, the Company’s predecessor, e-Perception Technologies, Inc. (e-Perception), a Human Resources software concern, completed a tender offer with Corporate Development Centers, Inc. (CDC).  CDC’s common stock traded on the OTC Bulletin Board.  In connection with the tender offer, the stockholders of e-Perception received one (1) share of CDC for every four (4) shares of e-Perception common stock they owned prior to the tender offer.  As a result, e-Perception became a wholly owned subsidiary of CDC.  CDC subsequently changed its name to e-Perception, Inc.  Approximately eighteen months later e-Perception changed its name to PeopleView, Inc. (PeopleView) and traded under the symbol PPVW.

For the fiscal year ended December 31, 2003, and including the period from January 1, to March 31, 2004, PeopleView developed, marketed and supported web based assessment and reporting tools and provided consulting services that enabled companies to manage their Human Capital Management (HCM) needs in real-time.

In March 2004, PeopleView entered into an asset purchase and sale agreement with Workstream, Inc. (Workstream) whereby the Company sold to Workstream substantially all of its assets, including its software products and related intellectual property, its accounts receivable, certain computer equipment, customer lists, and the PeopleView name, among other things.  Pursuant to an addendum to the original agreement, the final consideration the Company received was cash equal to $250,000, 246,900 shares of Workstream common stock, and a warrant to purchase an additional 50,000 shares at an exercise price of $3.00 per share.  The business operations of PeopleView were discontinued in March 2004.

On April 1, 2004, PeopleView completed the acquisition of Alan Mayo and Associates, Inc. dba The Mayo Group (and referred to herein as TMG). TMG offered outsourced image management services to healthcare facilities throughout California, and this acquisition forms the basis for Auxilio’s current operations.  Subsequent to the acquisition of TMG, PeopleView changed its name to Auxilio, Inc. and changed TMG’s subsidiary name to Auxilio Solutions, Inc.  Our stock now trades on the Over-the Counter Bulletin Board under the symbol AUXO.OB.

Principal Products or Services

Auxilio is a services and technology firm that provides fully outsourced document image management (Image Management) services to the healthcare industry.  Auxilio provides full-time on-site management teams to perform a customized Image Management program that includes the following services:
•	Vendor monitoring, management and contract negotiation
•	Change management and end-user training programs
•	Utilization management
•	Financial reporting
•	Workflow efficiency management
•	Information systems integration, connectivity and image migration strategies
•	Strategy execution working with the customer to execute a long-term Image Management strategy

Auxilio’s products and services also include the sales, integration and services of automated office equipment including digital and color copiers, printers, facsimile machines, scanners and multi-function equipment.

Competition

We operate in a highly competitive market.  The majority of the competition in the healthcare industry market for Image Management services comes primarily from the large photocopy/multi-functional digital device manufacturers such as Xerox, Canon, Konica Minolta, Ricoh and Sharp.  In addition to the manufacturers, the competitive landscape contains large equipment dealer/distributors such as Ikon, Lanier, and Global Imaging Systems as well as a number of regional and local equipment dealers and distributors that exist in the communities which the hospitals serve.  Our analysis of the competitive landscape shows a very strong opportunity for fully outsourced Image Management services to the healthcare industry.

While this competition does present a significant competitive threat, Auxilio believes that it has a strong competitive position in the marketplace due to a number of important reasons:

•
Auxilio is unique in its 100% focus on healthcare.  No other vendor/service provider has its entire business dedicated to solving issues inside of healthcare with the expertise and knowledge base unmatched in the market.

•
Auxilio is unique in its approach to providing fully outsourced Image Management programs.  Auxilio’s program is completely outsourced and hospitals need only pay a single invoice.  Auxilio operates the Image Management process as a department in the hospital with full-time staff on-site.  The vendors and dealers in the vast majority of instances have multiple small and large customers in a geographic area to whom they are providing services and this causes major delays in service and supplies to the hospitals.  In addition, by focusing solely on the hospital campus, Auxilio enjoys much lower turn-around times for service, greater up sell opportunities and a much deeper service relationship with the customer.

•
Auxilio is not restricted to any single equipment vendor.  Auxilio is committed to bringing the best hardware and software solutions to our customers.  Our approach is to use the best technology to solve the solution in the best manner possible without any prejudice as to equipment.

•
Auxilio maintains a daily connection with the hospital providing a detailed strategy and plan on equipment acquisition saving the hospitals a great deal of time, effort and money in this cumbersome and confusing process.

Customers

Most of the Company’s customers are hospitals and Integrated Health Delivery Networks (IDN). The loss of any key customer could have a material adverse effect upon the Company’s financial condition, business, prospects and results of operation.  The Company's three largest customers represent approximately 73% of the Company's revenues for the year ended December 31, 2007.

Intellectual Property

The Company has not applied for or been granted any patents with respect to its technology, or processes, as related to document and image management, in addition to document and image processing. We do have rights to several trademarks in respect of process documents and related marketing documents. The most valuable of these is the Image Management Maturity Model (IM3™) which is a unique approach to document management that details processes and enables Auxilio to offer a service that is duplicable in distributed regions.

Government Regulation

We are subject to federal, state and local regulations concerning the environment and occupational safety and health standards. We have not experienced significant difficulty in complying with such regulations and compliance has not had a material effect on our business or our financial results.

Research and Development

As a result of our acquisition of TMG on April 1, 2004, and our subsequent decision to concentrate our focus on document and image management services, as well as document and image processing, it is no longer required that we make material expenditures on research and development.  Prior to our acquisition of TMG, we had a research and development organization that was responsible for product architecture, development of core technology, product testing, quality assurance and ensuring the compatibility of the products with leading hardware platforms, operating systems and database systems for the Company’s human resources software, which was sold to Workstream in March 2004.

Employees

As of December 31, 2007, we had seventy full-time employees.  Of these employees, fifty six were engaged in providing services, seven were engaged in sales and marketing, and seven were engaged in general and administrative.  None of our employees are represented by a labor union or a collective bargaining agreement. We have not experienced any work stoppages and consider our relations with our employees to be good.

Properties

We currently lease approximately 6,672 square feet of office space in one building located in Mission Viejo, California.  The lease terminates on December 31, 2009.

The Company expects that the current leased premises will be satisfactory until the future growth of its business operations necessitates an increase in office space.  There is an ample supply of office space in the Orange County, California area and we do not anticipate any problem in securing additional space if, and when, necessary.

Legal Proceedings

From time to time, we may become involved in litigation relating to claims arising from our ordinary course of business. We are aware of no claims or actions pending or threatened against us, the ultimate disposition of which would have a material adverse effect on our business or our financial results.

DIRECTORS AND EXECUTIVE OFFICERS

The following sets forth the name, age and position of each of our directors and executive officers as of March 31, 2008:

Name	Age	Position with the Company
Edward B. Case	56	Director, Chairman of the Audit Committee
Joseph J. Flynn	42	Director
Michael Joyce	65	Director, Member of the Compensation Committee
John D. Pace	54	Director, Chairman of the Board and Member of the Compensation Committee
Max Poll	61	Director, Member of the Audit Committee
Mark St. Clare	61	Director, Member of the Audit Committee
Michael Vanderhoof	48	Director, Chairman of the Compensation Committee
Etienne Weidemann	42	Director, Chief Executive Officer, President
Paul T. Anthony	37	Chief Financial Officer
Jacques Terblanche	42	Chief Operating Officer

Edward B. Case, 56. Mr. Case has over 25 years experience leading healthcare, academic and community organizations. He is currently the Executive Vice President and CFO for The Rehabilitation Institute of Chicago (RIC) where he provides leadership and oversight for all aspects of the Institute. Prior to RIC, Mr. Case was the President and Owner of Healthcare Resource Associates, a leading provider of business process outsourcing services focused on cash flow improvements for hospitals and physicians. Mr. Case has also served as CEO and President of Presbyterian Healthcare, as well as CEO and CFO of BJC Health Systems, and CFO at St. John’s Mercy Medical Center.  Mr. Case has served as a member of the Company’s Board of Directors since 2006.
.
Joseph J. Flynn, 42. Mr. Flynn has over 18 years of experience in leading large international service operations in business media, software, and technology firms.  Mr. Flynn resigned his position as Chief Executive Officer effective November 9, 2006, and resigned from employment with the Company effective December 31, 2006.  As the Company’s CEO, Mr. Flynn was responsible for executive management and leadership, strategic direction and stockholder relations of Auxilio until December 31, 2006.  Currently Mr. Flynn is the Vice President of the Sport Group for the Nielsen Company.  The Nielsen Company is a global information and media company with leading market positions in marketing information (AC Nielsen), media information (Nielsen Media Research,) business publications (Billboard Magazine, the Hollywood Reporter), trade shows (Action Sports Retailer, Outdoor Retailer) and the newspaper sector ( Scarborough Research).  The privately held company has more than 42,000 employees and is active in more than 100 countries with headquarters in Haarlem, the Netherlands and New York, USA. Mr. Flynn has served as a member of the Company’s Board of Directors since 2003.

Michael Joyce, 65. Mr. Joyce has more than 30 years of experience in automotive and automotive related industries.  Prior to his retirement, Mr. Joyce was President, CEO, and a principal owner of Pacific Baja Light Metals, Inc., a manufacturer of aluminum wheels and other machined aluminum castings of the automotive industry.  Pacific Baja has manufacturing facilities in the Unites States and Mexico. From 1971 to 1983, Mr. Joyce held various management positions with Rockwell International, the last as Vice President and General Manager of its Western Wheel Division, a manufacturer of aluminum wheels.  Currently at Superior Industries Inc. in Van Nuys, California, Mr. Joyce chairs the Strategy and Long Range Planning Committee.  He also serves on the Compensation/Benefits and the Nominating/Corporate Governance Committees of the Board of Directors of the Company. Mr. Joyce holds a degree in Physics from Kent State University and an MBA from Ohio State University.

John D. Pace, 54.  Mr. Pace is the Non-executive Chairman of the Board and Chief Strategy Officer.  He spent 25 years with ServiceMaster's Healthcare Division in a variety of senior leadership roles, the last as Executive Vice President for the West.  Currently Mr. Pace is retired from ServiceMaster.  He currently provides consulting services to the Company.  Mr. Pace has served as a member of the Company’s Board of Directors since 2004.

Max Poll, 61.  Mr. Poll most recently served as President and Chief Executive Officer of Scottsdale Healthcare, where he retired from in 2005.  He has been in health care administration for over 30 years and has held the positions of President & CEO of Barnes Hospital in St. Louis, Missouri, the primary teaching affiliate of Washington University School of Medicine; Administrator & CEO of Boone Hospital Center, Columbia, Missouri; and Assistant Director of St. Luke's Hospital, Kansas City, Missouri.  Mr. Poll received his Bachelors of Business Administration from Western Michigan University, and his Masters of Hospital Administration from the University of Minnesota.  His activities have included board, committee membership, and officer positions on metropolitan, state and national health organizations, including the American Hospital Association, Association of American Medical Colleges, and Voluntary Hospitals of America, Inc.  Mr. Poll is a Fellow in the American College of Healthcare Executives, and currently is a board member of the International Genomics Consortium and serves as its Executive Advisor. He is also a founder and director of Goldwater Bank in Scottsdale, Arizona.  Mr. Poll has served as a member of the Company’s Board of Directors since 2005.

Mark St. Clare, 61. Mr. St. Clare’s background as a Board Member, CFO and Sr. Technology Executive includes successful leadership and management results in a number of segments of the technology industry.  These experiences have involved IPO’s, venture capital funded startups, high growth international companies, and extensive Wall Street contacts. He has been responsible for the financial, IT and legal operations at private start up operations as well as large public high growth international companies and has managed multiple acquisitions. As a Board Member and Chair of the Audit Committee of Websense, Inc., he has been deeply involved in SOX 404 issues.  He is also a member of the Audit and Governance committees.  Mark St. Clare has also served as an Advisory Board Member at a previous security software company.

Michael Vanderhoof, 48.  Mr. Vanderhoof is Chairman of Cambria Asset Management LLC and a principal in Cambria Investment Fund LP. Cambria Asset Management is the holding corporation for Cambria Capital LLC, a NASD registered broker dealer with offices in Los Angeles, Seattle and Salt Lake City. Cambria Investment Fund LP provides bridge loans and equity financing to early stage developing companies. Mr. Vanderhoof is a board member of Bionovo, Inc.  He has over nineteen years experience in the capital markets.  From 1998 to present, he has advised various private and public companies on capital formation, mergers and acquisitions and financing.  From 1993 to 1997, Mr. Vanderhoof was a trader on a trading desk that made markets in over 200 OTC companies.  His career began in 1985 as an Account Executive for a NASD broker-dealer firm in Salt Lake City, Utah. Mr. Vanderhoof has served as a member of the Company’s Board of Directors since 2001.

Etienne Weidemann, 42.  Mr. Weidemann is a member of the Company’s Board of Directors and the Company’s President and Chief Executive Officer. He was previously the Chief Operations Officer and joined the Company in November 2002 as Vice President of Marketing. In March 2003, Mr. Weidemann was promoted to Executive Vice President of Sales and Marketing.  Prior to Auxilio, Mr. Weidemann was Vice President of Sales and Vendor Marketing for the e-Learning and Collaboration Groups at Advanstar Communications Inc. From 1996 to 1999, Mr. Weidemann was a Director and founding member of WildnetAfrica.com where he played a leading strategic role in determining the company's go-to-market strategy. From 1991 through 1996, Mr. Weidemann was Managing Director of Elecrep Corporation, an engineering and automotive manufacturing concern in South Africa. Mr. Weidemann graduated with a law degree from the University of South Africa and was admitted as an Attorney of the Supreme Court of South Africa in 1989. Mr. Weidemann has served as a member of the Company’s Board of Directors since 2006.

Paul T. Anthony, 37. Paul T. Anthony was hired as the Chief Financial Officer effective January 3, 2005.  Prior to joining the Company, Mr. Anthony served as Vice President, Finance and Corporate Controller with Callipso, a provider of voice-over IP based network services.  During his tenure at Callipso, Mr. Anthony was responsible for all of the financial operations including accounting, finance, investor relations, treasury, and risk management.  Before joining Callipso, Mr. Anthony was the Controller for IBM-Access360, a provider of enterprise software.  Mr. Anthony joined Access360 from Nexgenix, Inc. where he served as Corporate Controller.  Prior to this, Mr. Anthony held numerous positions in Accounting and Finance at FileNET Corporation, a provider of enterprise content management software applications. Mr. Anthony started his career at KPMG Peat Marwick LLP in Orange County in the Information, Communications & Entertainment practice.  He is a certified public accountant and holds a Bachelor of Science in Accounting from Northern Illinois University.

Jacques Terblanche, 42.  In his capacity as Chief Operating Officer, Mr. Terblanche oversees Auxilio's Operations and leads the Solutions Group. Before joining Auxilio in 2003 Mr. Terblanche was CIO of WebEv, a web event management company that pioneered and specialized in webinars in collaboration with Advanstar, Inc. Before that, from 1996 – 1997 Mr. Terblanche was VP of Information Technology for Ultimate Sales Systems, a software developer and distributor of Point of Sale software systems. Prior to joining Ultimate Sales, Mr. Terblanche was senior partner of a commercial and international law practice for 7 years. He did his undergraduate work in Economics and Accounting at the University of Pretoria and holds a Law degree from the University of South Africa.

Director Independence

The Board of Directors has affirmatively determined that the following members of the Board of Directors meet the definition of “independent” set forth in the NASDAQ corporate governance listing standards:  Edward B. Case, Michael Joyce, Max Poll and Mark St. Clare.

LIMITATION ON LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS

Under the Nevada General Corporation Law and our Articles of Incorporation, as amended, and our Bylaws, our directors will have no personal liability to us or our stockholders for monetary damages incurred as the result of the breach or alleged breach by a director of his "duty of care." This provision does not apply to the directors' (i) acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) acts or omissions that a director believes to be contrary to the best interests of the corporation or its stockholders or that involve the absence of good faith on the part of the director, (iii) approval of any transaction from which a director derives an improper personal benefit, (iv) acts or omissions that show a reckless disregard for the director's duty to the corporation or its stockholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the corporation or its stockholders, (v) acts or omissions that constituted an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation or its stockholders, or (vi) approval of an unlawful dividend, distribution, stock repurchase or redemption. This provision would generally absolve directors of personal liability for negligence in the performance of duties, including gross negligence.

The effect of this provision in our Articles of Incorporation and Bylaws is to eliminate our rights and the rights of our stockholders (through stockholder's derivative suits on behalf of Auxilio) to recover monetary damages against a director for breach of his fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) through (vi) above. This provision does not limit nor eliminate the rights of Auxilio or any stockholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care. In addition, our Bylaws provide that if the Nevada General Corporation Law is amended to authorize the future elimination or limitation of the liability of a director, then the liability of the directors will be eliminated or limited to the fullest extent permitted by the law, as amended. The Nevada General Corporation Law grants corporations the right to indemnify their directors, officers, employees and agents in accordance with applicable law.

Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter as been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

EXECUTIVE AND DIRECTOR COMPENSATION AND OTHER INFORMATION

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The following table discloses the compensation received in each of the last two fiscal years by (i) our Chief Executive Officers of the Company during the last fiscal year and (ii) the two other most highly compensated executive officers or individuals in addition to the Chief Executive Officer, serving at the end of the last fiscal year whose total compensation exceeded $100,000 in the last fiscal year.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)	Option Awards ($)(2)	Non-Equity Incentive Plan Compen-sation ($)	Non-qualified Deferred Compen-sation Earnings ($)	All Other Compen- sation ($)(3)	Total ($)
Etienne Weidemann (a) Chief Executive Officer and President	2007 2006	$175,000 $175,000	$197,274 -	- -	$173,005 $ 52,170	- -	- -	- -	$545,279 $227,170
Jacques Terblanche(b) Chief Operating Officer	2007 2006	$27,500 -	$152,335 $ 55,035	- -	$150,893 $ 9,782	- -	- -	$137,500 $145,023	$468,228 $209,840
Paul T. Anthony (c) Chief Financial Officer	2007 2006	$170,000 $170,000	$106,688 -	- -	$132,675 $ 48,909	- -	- -	$ 6,611 $ 6,611	$415,973 $225,520

1)	Bonuses include amounts earned by the individual and accrued by the Company in the year listed but paid to the individual in the subsequent year.

2)
A discussion of the methods used in calculation of these values may be found in Footnote 9 to the consolidated financial statements which is in Part 2, item 7 of our annual report on Form 10-KSB.  Reflects the dollar amount recognized for financial statement reporting purposes with respect to the fiscal year computed in accordance with FAS 123(R), excluding the forfeiture assumption.

3)
For Mr. Anthony, includes reimbursement for medical insurance payments made directly by him. For Mr. Terblanche, includes base compensation paid to him as a contractor through October, 2007. Effective November 1, 2007, he became an employee of the Company.

(a)	Mr. Weidemann joined the Company in November 2002. He became the Chief Executive Officer effective November 9, 2006.

(b)	Mr. Terblanche joined the Company in May 2003. He became the Chief Operating Officer in November 2007.

(c)	Mr. Anthony joined the Company in January 2005 as Chief Financial Officer.

Narrative to Summary Compensation Table

On March 15, 2006, the Company entered in to an employment agreement with Etienne Weidemann to serve as President and Chief Operating Officer. This agreement was effective January 1, 2006, had a term of two years, and provided for a base annual salary of $175,000. Mr. Weidemann received 80,000 options and an annual bonus when certain earnings and revenue targets were accomplished. Mr. Weidemann became the Chief Executive Officer of the Company effective November 9, 2006. In November of 2007, the Company entered in to a new employment agreement with Mr. Weidemann, to continue to serve as the Company’s President and Chief Executive Officer effective January 1, 2008. The employment agreement has a term of two years, and provides for a base annual salary of $175,000 in 2008 and $190,000 in 2009. Mr. Weidemann also participates in the Executive Bonus Plan whereby he is eligible to receive an annual bonus of 4.0% of positive EBITDA up to $3.5 million and 4.8% of EBITDA for amounts over $3.5 million. He also can earn periodic commissions of 6.0% of the net cash flow from equipment sales up to $2.5 million annually and a 7.2% commission for amounts over $2.5 million.  The Company may terminate Mr. Weidemann’s employment under this agreement without cause at any time on thirty days’ advance written notice, at which time Mr. Weidemann would receive severance pay for six months and be fully vested in all options and warrants granted to date.

On March 15, 2006, the Company entered in to an employment agreement with Paul T. Anthony to serve as Chief Financial Officer and Corporate Secretary. This new agreement was effective January 1, 2006, had a term of two years, and provided for a base annual salary of $170,000. Mr. Anthony received 75,000 options and an annual bonus when certain earnings and revenue targets were accomplished. In November of 2007, the Company entered in to a new employment agreement with Mr. Anthony, to continue to serve as the Company’s Chief Financial Officer effective January 1, 2008. The employment agreement has a term of two years, and provides for a base annual salary of $170,000 in year one and $185,000 in year two. Mr. Anthony also participates in the Executive Bonus Plan whereby he is eligible to receive an annual bonus of 2.5% of positive EBITDA up to $3.5 million and 3.0% of EBITDA for amounts over $3.5 million. He also can earn periodic commissions of 3.0% of the net cash flow from equipment sales up to $2.5 million annually and a 3.6% commission for amounts over $2.5 million.  The Company may terminate Mr. Anthony’s employment under this agreement without cause at any time on thirty days’ advance written notice, at which time Mr. Anthony would receive severance pay for six months and be fully vested in all options and warrants granted to date.

In November of 2007, the Company entered in to an employment agreement with Jacques Terblanche, to serve as the Company’s Chief Operations Officer effective January 1, 2008. Mr. Terblanche has been serving in this capacity for the last year as a consultant.  The employment agreement has a term of two years, and provides for a base annual salary of $165,000 in year one and $180,000 in year two. Mr. Terblanche also participates in the Executive Bonus Plan whereby he is eligible to receive an annual bonus of 3.0% of positive EBITDA up to $3.5 million and 3.6% of EBITDA for amounts over $3.5 million. He also can earn periodic commissions of 4.5% of the net cash flow from equipment sales up to $2.5 million annually and a 5.4% commission for amounts over $2.5 million.  The Company may terminate Mr. Terblanche’s employment under this agreement without cause at any time on thirty days’ advance written notice, at which time Mr. Terblanche would receive severance pay for six months and be fully vested in all options and warrants granted to date.

OUTSTANDING EQUITY AWARDS AT 2007 FISCAL YEAR-END (1)

Option and Warrant Awards
Name	Type of Instrument	Number of Securities Underlying Unexercised Options and Warrants Exercisable (#)	Number of Securities Underlying Unexercised Options and Warrants Unexercisable (#)(2)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Options and Warrants	Exercise Price ($)	Expiration Date

Etienne Weidemann	Warrant	250,000	-	-	$0.30	3/31/2009
	Option	33,333	-	-	$3.00	12/20/2012
	Option	66,667	-	-	$0.75	5/15/2013
	Option	66,666	-	-	$0.90	5/28/2014
	Option	11,111	5,556	-	$2.00	3/15/2015
	Option	26,667	53,333	-	$1.40	2/2/2016
	Option	-	145,000	-	$0.47	1/9/2016
	Option	-	200,000	-	$1.25	11/8/2017

Jacques Terblanche	Option	10,000	-	-	$0.75	5/15/2013
	Option	66,666	-	-	$0.90	5/28/2014
	Option	50,000	-	-	$1.84	11/4/2014
	Option	33,333	16,667	-	$2.00	4/15/2015
	Option	5,000	10,000	-	$1.40	2/2/2016
	Option	-	125,000	-	$0.47	11/9/2016
	Option	-	175,000	-	$1.25	11/8/2017

Paul T. Anthony	Warrant	330,000	-	-	$1.95	12/10/2009
	Option	25,000	50,000	-	$1.40	2/2/2016
	Option	-	120,000	-	$0.47	11/9/2016
	Option	-	150,000	-	$1.25	11/8/2017

(1) Options and warrants shown in this table were granted between 2002 and 2007. There have been no stock awards granted to any Named Executive Officer. As such, these columns are omitted from this Table of Outstanding Equity Awards.

(2) All options vest in cumulative annual installments of one-third of the shares commencing one year from the date of grant. Warrants are performance based and vest at the discretion of the Board of Directors.

DIRECTOR COMPENSATION FOR 2007

Name (1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Edward B. Case	—	—	17,201	—	—	—	17,201
Joseph Flynn	—	—	6,341	—	—	—	6,341
Michael Joyce	—	—	14,934	—	—	—	14,934
John D. Pace (2)	72,000	—	13,562	—	—	—	85,562
Max Poll	—	—	18,836	—	—	—	18,836
Mark St. Clare	—	—	16,626	—	—	—	16,626
Michael Vanderhoof	—	—	7,501	—	—	—	7,501

(1)
Etienne Weidemann, our President and Chief Executive Officer also serves as a director and is not included in this table because he did not receive compensation for his services as director.  His compensation received as an employee is shown on the Summary Compensation Table.

(2)	John D. Pace earned fees for additional services rendered under a consulting agreement. See further disclosure under Certain Relationships and Related Transactions.

(3)
Reflects the fair value, as determined under FAS 123(R), of stock options granted in the fiscal year, even if the award is subject to vesting and only a portion of the cost of the award will be expensed in the Company’s financial statements for the given fiscal year.

Narrative to Director Compensation Table

The Company compensates its non-employee directors for their service on the Board of Directors with an initial grant of an option to purchase 25,000 shares of Common Stock. Each outside director also receives 2,500 shares of Common Stock for each board meeting and committee meeting attended.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table and the notes thereto set forth certain information regarding the beneficial ownership of our common stock as of March 31, 2008, by (i) each current director; (ii) each executive officer named in the summary compensation table included herein who were serving as executive officers at the end of fiscal 2007; (iii) all our current directors and executive officers as a group; and (iv) each person who is known by us to be a beneficial owner of five percent or more of our common stock.

	Shares Beneficially Owned
Name and Address of Beneficial Owner (1)	Number (2)	Percent
Paul Anthony (3)	427,150	2.6
Edward B. Case	34,000	*
Joseph J. Flynn (4)	639,234	3.8
Michael Joyce	-	*
John Pace	65,371	*
Max Poll (5)	58,333	*
Mark St. Clare	12,000	*
Jacques Terblanche	228,333	1.6
Michael Vanderhoof (6) )	1,129,747	6.9
Etienne Weidemann (7)	582,500	3.5
All directors and executive officers, as a group (8)	3,204,188	15.3

*              Less than 1% of the outstanding shares of common stock

(1)	The address for all officers and directors is 27401 Los Altos, Suite 100, Mission Viejo, CA 92691.

(2)
Unless otherwise indicated, the named persons possess sole voting and investment power with respect to the shares listed (except to the extent such authority is shared with spouses under applicable law). The percentages are based upon 16,235,309 shares outstanding as of March 31, 2008, except for certain parties who hold options and warrants that are presently exercisable or exercisable within 60 days, are based upon the sum of shares outstanding as of March 31, 2008 plus the number of shares subject to options and warrants that are presently exercisable or exercisable within 60 days held by them, as indicated in the following notes.

(3)	Includes 330,000 shares subject to stock warrant agreements.

(4)	Includes 250,000 shares subject to stock warrant agreements.

(5)	Includes 8,333 shares subject to stock options exercisable within 60 days.

(6)
Includes 50,000 shares subject to stock warrant agreements. Michael Vanderhoof is a principal in Cambria Investment Fund, L.P.  Cambria Investment Fund, L.P. currently owns 80,000 shares of common stock and holds warrants to purchase 1,290,000 shares of the Company's common stock. Mr. Vanderhoof expressly disclaims beneficial ownership of these stocks and warrants, except to the extent he has a pecuniary interest therein resulting from his position as a principal of Cambria Investment Fund, L.P. Mr. Vanderhoof is also a principal in Avintaquin Capital, LLC which currently owns 316,667 shares of common stock and holds warrants to purchase 45,338 shares of the Company's common stock. Mr. Vanderhoof expressly disclaims beneficial ownership of these stocks and warrants, except to the extent he has a pecuniary interest therein resulting from his position as a principal of Avintaquin Capital, LLC.

(7)	Includes 250,000 shares subject to stock warrant agreements.

(8)	Includes 8,333 shares subject to stock options exercisable within 60 days, and 880,000 shares subject to stock warrant agreements.

                          CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In October 2006, the Company entered into a $1,500,000 Loan and Security Agreement (the “Loan Agreement”) with Cambria Investment Fund L.P. (“Cambria”). Michael D. Vanderhoof, a director of the Company is a principal in Cambria. Under the Loan Agreement, (i) the Company could borrow up to $1,500,000, with the final $500,000 available only after February 15, 2007 (ii) cash is advanced in $50,000 increments to the Company by Cambria Investment Fund L.P. upon request, (iii) interest accrues daily upon any unpaid principal balance at the rate of twelve percent (12%) per annum, (iv) accrued interest is payable in full on a quarterly basis and (v) the outstanding principal balance is due and payable in full on October 22, 2007. Cambria holds a second priority security interest (subject to the first lien held by Laurus Master Fund, LTD) in all of the Company’s inventory, accounts receivable, equipment, cash, deposit accounts, securities, intellectual property, chattel paper, general intangibles and instruments, now existing or hereafter arising, and all proceeds thereof.  The Loan Agreement contains a provision whereby the conversion price to convert the Note to equity was set at $.46. Upon entering into this Loan Agreement Cambria earned the right to receive warrants to purchase up to 300,000 shares of the Company’s common stock at $.46. Additionally Cambria will earn the right to receive warrants to purchase up to additional 450,000 shares at $.46, with 30,000 shares vesting for every multiple of $100,000 borrowed under the Loan Agreement. Through December 2006, the Company borrowed $745,000 under the Loan Agreement. This borrowing earned Cambria the right to receive warrants to purchase 210,000 shares. The fair value of the warrant for the 300,000 shares issued upon execution was $92,558. Such amount was recorded as a loan acquisition cost and will be amortized to interest expense over the life of the note using the straight-line interest method.  The fair value of the warrant for the 210,000 shares issued in connection with the borrowing was $71,086. In accordance with APB 14, “Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants,” the Company has allocated a value of $71,086 to the warrants based on their relative fair value. Such amount was recorded as a discount against the carrying value of the note and will be amortized to interest expense over the life of the note.  The fair value of the warrant was determined using the Black-Scholes option-pricing model, with the following assumptions: (i) no expected dividends; (ii) a risk free interest rate of 5.25%; (iii) expected volatility range of 79.05% to 79.52%; and (iv) an expected life of the warrants of five years.  In lieu of exercising the warrant, Cambria may convert the warrant, in whole or in part, into a number of shares determined by dividing (a) the aggregate fair market value of the shares or other securities otherwise issuable upon exercise of the warrant minus the aggregate exercise price of such shares by (b) the fair market value of one share.

Effective July 2007, the Company restructured the Loan Agreement with Cambria Investment Fund L.P. extending the maturity date of the $745,000 outstanding balance to May 1, 2008 and extending the maturity date of the remaining unborrowed amount of $755,000 to December 31, 2008.  In return, the Company paid administrative fees of $22,350, and agreed to immediately vest the remaining 240,000 unvested warrants under the original agreement and provide one additional warrant share for every two dollars of new borrowings against the $755,000.  The exercise price of the additional warrants of $0.72 represents a 10% discount to the closing price of the Company’s common stock on the effective date of the restructuring. The conversion price for the amount borrowed to date remains at $0.46 per share, and the conversion price for any new borrowings and unpaid interest would be $0.72 per share.

In accordance with EITF 96-19, the Company determined that the restructuring was considered a substantial modification in the terms of the existing debt and therefore should be accounted for in the same manner as an extinguishment of the existing debt and the creation of new debt and as a result the Company recorded a gain on extinguishment of debt of $199,951.  In accordance with EITF 96-19, the new debt is initially recorded at fair value and that amount is used to determine debt extinguishment gain or loss to be recognized and the effective rate of the instrument.  The fees paid by the Company including the warrants and the incremental change in the fair value of the embedded conversion option are also included in determining the debt extinguishment gain.

The Company determined that the fair value of the new loan payable was $252,293.  The difference between the fair value of the new loan payable and the amount of the existing debt of $745,000, less unamortized loan acquisition costs of $36,927, unamortized loan discount costs of $85,149 was used in determining the gain on debt extinguishment. The Company determined the fair value of the new loan payable by looking to the remaining unborrowed $755,000 under the arrangement and allocating $363,622 to the fair value of the embedded conversion option and $129,086 to the fair value of the warrants issuable upon borrowing.  Such amounts were determined using the Black Scholes option pricing model. The fair value of the loan payable will be accreted to its stated value through periodic charges to interest expense using the straight-line method, which approximates the effective interest method.

The fees that were paid by the Company and used to determine the debt extinguishment gain included the fair value of the warrant for the 240,000 shares issued in connection with the restructuring for $128,123 and the fair value of the modification of the terms that affected the embedded conversion option, calculated as the difference between the fair value of the embedded conversion option immediately before and after the modification, was $80,208.

The fair values were determined using the Black-Scholes option-pricing model, with the following assumptions: (i) no expected dividends; (ii) a risk free interest rate of 5.31%; (iii) expected volatility of 81.14%; and (iv) a term of 10 months for the embedded conversion option and 5 years for the warrants.

Interest charges associated with the Loan, including amortization of the discount, loan acquisition costs and accreted interest costs totaled $480,637 and $19,722 for the years ended December 31, 2007 and 2006, respectively.

On November 23, 2005, the Company entered into a Loan and Security Agreement (the Loan) with Cambria Investment Fund, L.P.  Michael D. Vanderhoof, a director of the Company, is a principal in Cambria Investment Fund L.P. Under the agreement,  the Company could borrow up to $500,000,  The Loan was secured by all of the Company's inventory, accounts receivable, equipment, cash, deposit accounts, securities, intellectual property, chattel paper, general intangibles and instruments, now existing or hereafter arising, and all proceeds thereof. In consideration for entering into the Loan, Cambria Investment Fund L.P. also received warrants to purchase up to 250,000 shares of the Company’s common stock at the market price upon execution, with 75,000 shares vesting upon the execution of the warrant agreement and 17,500 shares vesting for every multiple of $50,000 borrowed under the Revolving Loan Agreement with the Company. The fair value of the warrant to receive 75,000 issued upon execution was $69,557.  Such amount was recorded as interest expense. The fair value of the warrants was determined using the Black-Scholes option-pricing model. In March 2006, the Company borrowed $250,000 on the Loan. This borrowing earned Cambria the right to receive warrants to purchase 87,500 shares. The fair value of the warrant for the 87,500 shares issued in connection with the borrowing was $128,970. In accordance with APB 14, “Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants,” the Company allocated a value of $85,079 to the warrants based on their relative fair value.  Such amount was recorded as a discount against the carrying value of the note and was to be amortized to interest expense over the life of the note. In April 2006, the Company paid in full the outstanding principal balance under the Initial Loan and charged the remaining unamortized balance of the discount to interest expense. The fair value of the warrants were determined using the Black-Scholes option-pricing model.

In June 2004, the Company entered in to a consulting agreement with John D. Pace, a director, to provide support in the Company’s sales efforts with major healthcare facilities as well as consulting services related to the Company’s operations.  The agreement terminated June 1, 2006.  Mr. Pace received $1,000 per day for his services not to exceed three days per month and $1,500 per day for each additional day worked during a given month.  In addition, Mr. Pace received commission at a rate of 5% of the gross profit for any business closed through introductions made by Mr. Pace.  The commissions were paid in the form of Auxilio’s common stock (priced at prevailing market values).

In September 2006, the Company entered in to a revised consulting agreement with Mr. Pace to provide support in the Company’s sales efforts with major healthcare facilities as well as consulting services related to the Company’s operations.  The agreement terminated December 31, 2007. In November 2007, the Company entered into another revised consulting agreement with Mr. Pace. The agreement terminates December 31, 2008  Mr. Pace received $5,000 per month through December 2006, and $6,000 per month through December 2007 for his services not to exceed twenty hours per month.  In addition, Mr. Pace receives cash commission at a rate of 1% of the gross proceeds of a sale for any business closed through introductions made by Mr. Pace and 0.5% of the gross proceeds of a sale for any business closed through introductions made by Auxilio.  Total cash compensation to Mr. Pace for the years ended December 31, 2007 and 2006 was $ 72,000 and $57,455, respectively. Mr. Pace also received 3,538 shares of Company stock as payment for commissions earned in 2006.

The Company believes that the foregoing transactions were in its best interests. As a matter of policy, these transactions were and all future transactions between the Company and its officers, directors, principal Stockholders or their affiliates will be approved by a majority of the disinterested members of the Board of Directors, on terms no less favorable than could be obtained from unaffiliated third parties and in connection with bona fide business purposes of the Company.

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 33,333,333 shares of common stock, par value $.001 per share. As of March 31, 2008, 16,235,309 shares of common stock were issued and outstanding. In addition, at such date, 5,357,244 shares of common stock were reserved for issuance upon the exercise of outstanding options and warrants and the conversion of outstanding convertible indebtedness.

Common Stock

Voting, Dividend and Other Rights. Each outstanding share of common stock will entitle the holder to one vote on all matters presented to the stockholders for a vote. Holders of shares of common stock will have no preemptive, subscription or conversion rights. All shares of common stock to be outstanding following this offering will be duly authorized, fully paid and non-assessable. Our Board of Directors will determine if and when distributions may be paid out of legally available funds to the holders. We have not declared any cash dividends during the past fiscal year with respect to the common stock. Our declaration of any cash dividends in the future will depend on our Board of Directors' determination as to whether, in light of our earnings, financial position, cash requirements and other relevant factors existing at the time, it appears advisable to do so. In addition, our loan agreement with Laurus does not allow us to directly or indirectly declare or pay any dividends so long as our secured convertible term note to Laurus remains outstanding.

Rights Upon Liquidation. Upon liquidation each outstanding share of common stock may participate pro rata in the assets remaining after payment of, or adequate provision for, all our known debts and liabilities.

Majority Voting.  The holders of a majority of the outstanding shares of common stock constitute a quorum at any meeting of the stockholders. A plurality of the votes cast at a meeting of stockholders elects our directors. The common stock does not have cumulative voting rights. Therefore, the holders of a majority of the outstanding shares of common stock can elect all of our directors. A majority of the votes cast at a meeting of stockholders must authorize stockholder actions other than the election of directors.

Transfer Agent

The registrar and transfer agent for our common stock is Colonial Stock Transfer Company, Inc., 66 Exchange Place, Suite 100, Salt Lake City, Utah 84111.

SELLING STOCKHOLDERS

The following table provides the name of each selling stockholder and the number of shares of our common stock offered by each selling stockholder under this prospectus. Of the 4,063,992 shares of common stock listed below:

•           2,106,916 shares of our common stock issuable upon (i) the conversion of the principal amount owing under $3,000,000 Secured Convertible Term Note issued to Laurus Master Fund, LTD and (ii) the conversion of the interest accrued and owing under the note;

•           478,527 shares of our common stock issuable upon exercise of the warrant issued to Laurus Master Fund, LTD in connection with the issuance of $3,000,000 Secured Convertible Term Note; and

•           1,478,549 shares of our common stock issuable upon the exercise of currently outstanding warrants to purchase shares of our common stock.

The following table provides the name of each selling stockholder and the number of shares of our common stock offered by each selling stockholder under this prospectus. Because the selling stockholders may sell all or part of their shares of our common stock under this prospectus and since this offering is not being underwritten on a firm commitment basis, we cannot estimate the number and percentage of shares of our common stock that the selling stockholders will hold at the end of the offering covered by this prospectus.

Selling Stockholders	Common Shares Owned Prior To Offering(1)	Common Shares Registered	Common Shares Owned After Offering(1)	Percentage of Shares Following Offering
Laurus Master Fund, LTD(2)	2,585,443(3)	2,585,443	---	---
Alpine Securities, LLC	52,492(4)	52,492	---	---
Paul Anthony(5)	330,000(4)	330,000	---	---
Avintaquin Capital, LLC	362,006(6)	45,339	---	---
Dave Belcher	8,333(4)	8,333	---	---
Blue Bay Capital	3,600(4)	3,600	---	---
Cambria Investment Fund L.P. (7)	162,500(4)	162,500	---	---
Jonathan Destler	63,752(8)	22,085	---	---
Joseph Flynn(9)	518,056(10)	250,000	---	---
Dale Garnett	47,243(4)	47,243	---	---
Ray Gerrity (11)	500(4)	500	---	---
Ibrahim Kurtulus (12)	27,900(13)	4,650	---	---
Meyers & Associates L.P.	18,600(4)	18,600	---	---
Rodman Renshaw, LLC	156,289(14)	110,429	---	---
SBI E2-Capital (USA)	102,445(4)	102,445	---	---
Shai Stern	5,000(4)	5,000	---	---
Michael Vanderhoof(15)	1,686,819 (16)	50,000	---	---
Etienne Weidemann(17)	375,000(18)	250,000	---	---
World in Motion	15,333(4)	15,333	---	---

___________________

(1)	Calculated in accordance with Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended.

(2)
In April 2006, the Company entered into a $3,000,000 Fixed Price Convertible Note (the "Note") agreement with Laurus Master Fund (LMF). The term of the Note is for three years at an interest rate of Wall Street Journal prime plus 2.0%. The conversion, repayment, collateral and other terms are detailed in note 6 to the December 31, 2007 consolidated financial statements.

(3)
Includes 2,585,443 shares, of which 2,106,916 shares of common stock are issuable upon ( a ) the conversion of the principal amount owning under ( i ) $3,000,000 Secured Convertible Term Note issued to Laurus Master Fund, Ltd., on April 7, 2006  and (ii) the conversion of interest accrued and owing under the note; and (b) 478,527 shares of common stock issuable upon exercise of the warrant issued to Laurus Master Fund, Ltd.  However, Laurus Master Fund may not exercise the warrants or convert into shares if such exercise would cause the selling stockholder to beneficially own more than 4.99% of the Company’s common stock.  This limitation may be waived by Laurus Master Fund upon provision no less than sixty-one (61) days prior notice to the Company and shall automatically become null and void following notice to the Company upon occurrence and during the continuance of an event of default (as defined in the Secured Convertible Term Note Agreement among Laurus Master Fund and the Company).

(4)	Includes shares of our common stock issuable upon exercise of warrants.

(5)	Mr. Anthony was hired as Auxilio’s Chief Financial Officer effective January 3, 2005.

(6)	Includes 45,339 shares issuable upon exercise of warrants.

(7)
In March 2006, Auxilio borrowed $250,000 from Cambria Investment Fund L.P., pursuant to the terms of a Revolving Loan Agreement. Michael D. Vanderhoof, a director of Auxilio is a principal in Cambria Investment Fund. In April 2006, we paid in full all outstanding principal balance under the Revolving Loan Agreement.

(8)	Includes 22,085 shares issuable upon exercise of warrants.

(9)	Mr. Flynn was hired as Auxilio’s Chief Executive Officer effective January 1, 2003 through December 31, 2006, and has served as a director since that date.

(10)	Includes 118,055 shares subject to stock options exercisable within 60 days, and 250,000 subject to stock warrant agreements.

(11)	Mr. Gerrity served as a director of the Company from May 2001 until May 2006.

(12)	Mr. Kurtulus was previously engaged by the Company as a consultant in August 2005.

(13)	Includes 4,650 shares issuable upon exercise of warrants.

(14)	Includes 110,429 shares issuable upon exercise of warrants.

(15)	Mr. Vanderhoof has served as a member of the Company’s Board of Directors since May 2001.

(16)
Includes 5,750 shares subject to stock options exercisable within 60 days, and 50,000 subject to stock warrant agreements.  Includes 425,156 beneficial shares owned by Avintaquin Capital, LLC 880 Apollo Street, Suite 334, El Segundo, CA  90245.  Avintaquin Capital, LLC shares include 28,733 shares subject to stock warrant agreements. Includes 155,000 beneficial shares owned by

Cambria Investment Fund, L.P. 2321 Rosecrans Avenue, Suite 4270, El Segundo, CA 90245. Cambria Investment Fund L.P. shares include 75,000 shares subject to stock warrant agreements.

(17)	Mr. Weidemann is the President and Chief Operating Officer of Axulio. In May 2006 Mr. Weidemann was appointed to the Company’s Board of Directors.

(18)	Includes 125,000 shares subject to stock options exercisable within 60 days, and 250,000 shares subject to stock warrant agreements.

PLAN OF DISTRIBUTION

The selling stockholders and any of their pledgees, assignees and successors−in−interest may, from time to time, sell any or all of their shares of common stock on the OTC Bulletin Board, or any other market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

• directly by any selling stockholder to one or more purchasers;
• ordinary brokerage transactions and transactions in which the broker−dealer solicits purchasers;
• block trades in which the broker−dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
• purchases by a broker−dealer as principal and resale by the broker−dealer for its account;
• an exchange distribution in accordance with the rules of the applicable exchange;
• privately negotiated transactions;
• settlement of short sales entered into after the date of this prospectus;
• broker−dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;
• a combination of any such methods of sale; and
• any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker−dealers engaged by the selling stockholders may arrange for other broker−dealers to participate in sales. Broker−dealers may receive commissions or discounts from the selling stockholders (or, if any broker−dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledge or secured parties may offer and sell the shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The selling stockholders and any broker−dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker−dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling stockholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the issuance of the common stock offered hereby has been passed upon for us by Stradling Yocca Carlson & Rauth, a Professional Corporation, Newport Beach, California.

EXPERTS

Haskell & White LLP, an independent registered public accounting firm, has audited our consolidated financial statements as of December 31, 2007and for the years ended December 31, 2007 and 2006, as set forth in their report, which is included in this prospectus and elsewhere in the registration statement. Such consolidated financial statements are included herein in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

REPORTS TO SECURITY HOLDERS

We file annual and quarterly reports with the SEC. In addition, we file additional reports for matters such as material developments or changes within us, changes in beneficial ownership of officers and director, or significant stockholders. These filings are a matter of public record and any person may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers, including us, that file electronically with the SEC. We are not required to deliver an annual report with this Prospectus, nor will we do so. However, you may obtain a copy of our annual report, or any of our other public filings, by contacting the Company or from the SEC as mentioned above.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act and must file reports, proxy statements and other information with the SEC. The reports, information statements and other information we file with the SEC can be inspected and copied at the Commission at the Public Reference Room, 450 Fifth Street, N.W. Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330. The SEC also maintains a Web site (http://www.sec.gov) that contains reports, proxy, and information statements and other information regarding registrants, like us, which file electronically with the Commission.

This Prospectus constitutes a part of a Post Effective Amendment on From S-1/A to update a registration statement on Form SB-2 filed by us with the SEC the Securities Act. As permitted by the rules and regulations of the SEC, this Prospectus omits certain information that is contained in the registration statement. We refer you to the registration statement and related exhibits for further information with respect to us and the securities offered. Statements contained in the Prospectus concerning the content of any documents filed as an exhibit to the registration statement (or otherwise filed with the SEC) are not necessarily complete. In each instance you may refer to the copy of the filed document. Each statement is qualified in its entirety by such reference.

No person is authorized to give you any information or make any representation other than those contained or incorporated by reference in this Prospectus. Any such information or representation must not be relied upon as having been authorized. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the date of the Prospectus.

AUXILIO, INC. AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2007 AND 2006

WITH REPORT OF INDEPENDENT REGISTERED

 PUBLIC ACCOUNTING FIRM

CONTENTS
Page
Report of Independent Registered Public Accounting Firm	F-1
Financial Statements:
Consolidated Balance Sheet	F-2
Consolidated Statements of Operations	F-3
Consolidated Statements of Stockholders’ Equity (Deficit)	F-4
Consolidated Statements of Cash Flows	F-5,F-6
Notes to Consolidated Financial Statements	F-7 to F-23

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Auxilio, Inc.

We have audited the accompanying consolidated balance sheet of Auxilio, Inc. (the “Company”) as of December 31, 2007, and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for each of the years ended December 31, 2007 and 2006.  These consolidated financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on the consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Auxilio, Inc. as of December 31, 2007, and the consolidated results of its operations and its cash flows for each of the years ended December 31, 2007 and 2006, in conformity with accounting principles generally accepted in the United States of America.

/s/ HASKELL & WHITE LLP

Irvine, California
March 27, 2008

AUXILIO, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
DECEMBER 31, 2007

ASSETS
Current assets:
Cash and cash equivalents	$ 666,428
Accounts receivable, net	2,405,528
Prepaid and other current assets	46,980
Supplies	729,604
Total current assets	3,848,540

Property and equipment, net	208,936
Deposits	28,790
Loan acquisition costs	209,332
Intangible assets, net	190,973
Goodwill	1,517,017
Total assets	$ 6,003,588

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$ 1,566,260
Accrued compensation and benefits	486,110
Deferred revenue	382,895
Loan payable, net of discount of $197,083	547,917
Current portion of long-term debt	600,000
Current portion of capital lease obligations	26,361
Total current liabilities	3,609,543

Note payable, less current portion, net of discount of $110,306	1,221,694

Commitments and contingencies	-

Stockholders' equity:
Common stock, par value at $0.001, 33,333,333 shares
authorized, 16,235,309 shares issued and outstanding	16,237
Additional paid-in capital	17,364,202
Accumulated deficit	(16,208,088)
Total stockholders' equity	1,172,351
Total liabilities and stockholders’ equity	$ 6,003,588

The accompanying notes are an integral part of these consolidated financial statements.

AUXILIO, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2007	2006
Net revenues	$ 19,592,946	$ 10,248,270
Cost of revenues	15,149,055	9,270,539
Gross profit	4,443,891	977,731
Operating expenses:
Sales and marketing	1,215,685	1,972,743
General and administrative expenses	2,290,433	2,152,400
Intangible asset amortization	238,165	255,206
Total operating expenses	3,744,283	4,380,349
Income (loss) from operations	699,608	(3,402,618)
Other income (expense):
Interest expense	(1,026,592)	(537,018)
Interest income	19,269	28,827
Gain on sale of marketable securities	-	10,447
Gain on debt extinguishment	241,305	-
Total other income (expense)	(766,018)	(497,744)

Loss before provision for income taxes	(66,410)	(3,900,362)
Income tax expense	5,397	2,400
Net loss	$ (71,807)	$ (3,902,762)

Net loss per share:
Basic	$ 0.00	$ (0.24)
Diluted	$ (0.01)	$ (0.24)

Number of weighted average shares outstanding –
Basic	16,142,604	16,076,310
Diluted	21,885,453	16,076,310

The accompanying notes are an integral part of these consolidated financial statements.

AUXILIO, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
YEARS ENDED DECEMBER 31, 2007 AND 2006
			Additional		Total
	Common Stock		Paid-in	Accumulated	Stockholders'
	Shares	Amount	Capital	Deficit	Equity(Deficit)
Balance at January 1, 2006	15,961,410	$15,963	$15,190,416	$(12,233,519)	$2,972,860
Common stock issued for services	3,538	3	4,950	-	4,953
Fair value of warrants issued related to loan payable	-	-	92,558	-	92,558
Relative fair value of warrants issued related to loan payable	-	-	156,166	-	156,166
Stock issued for services rendered in connection with procurement of note payable	45,861	46	69,954	-	70,000
Relative fair value of warrants issued related to convertible loan payable	-	-	340,188	-	340,188
Common stock issued for cashless exercise of warrants	112,000	112	(112)	-	-
Stock compensation expense for options and warrants granted to employees and consultants	-	-	575,974	-	575,974
Net loss	-	-	-	(3,902,762)	(3,902,762)
Balance at December 31, 2006	16,122,809	16,124	16,430,094	(16,136,281)	309,937
Stock compensation expense for options and warrants granted to employees and consultants	-	-	452,014	-	452,014
Beneficial conversion feature associated with loan payable	-	-	100,000	-	100,000
Warrants vesting in connection with restructuring of loan payable	-	-	128,124	-	128,124
Incremental fair value of conversion feature on loan payable	-	-	80,208	-	80,208
Stock options exercised	12,500	13	5,862	-	5,875
Common stock issued for conversion of note payable	100,000	100	167,900	-	168,000
Net loss	-	-	-	(71,807)	(71,807)
Balance at December 31, 2007	16,235,309	$16,237	$17,364,202	$(16,208,088)	$1,172,351

The accompanying notes are an integral part of these consolidated financial statements.

AUXILIO, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2007	2006
Cash flows provided by (used for) operating activities:
Net loss	$(71,807)	$(3,902,762)
Adjustments to reconcile net income (loss) to net cash provided by (used for)
operating activities:
Depreciation	131,317	122,806
Amortization of intangible assets	238,165	255,206
Bad debt expense	-	26,500
Gain on sale of marketable securities	-	(10,448)
Gain on debt extinguishment	(139,951)	-
Gain on extinguishment of accrued acquisition costs unearned	(101,354)	-
Interest expense related to amortization of warrants issued with loans	127,010	154,381
Interest expense related to amortization of loan acquisition costs	226,181	144,821
Interest expense related to amortization of beneficial conversion feature	40,000	-
Stock compensation expense for options and warrants granted to employees and consultants	452,014	575,974
Interest expense related to accretion of loan	295,625	-
Stock issued for services	-	4,953
Changes in operating assets and liabilities:
Accounts receivable	(681,270)	(1,261,934)
Prepaid and other current assets	(16,307)	60,692
Supplies	(39,126)	(246,900)
Deposits	-	12,565
Accounts payable and accrued expenses	246,157	792,873
Accrued compensation and benefits	220,669	43,858
Deferred revenue	93,581	(9,548)
Net cash provided by (used for) operating activities	1,020,904	(3,236,963)
Cash flows (used for) investing activities:
Purchases of property and equipment	(36,484)	(189,322)
Net proceeds from sale of marketable securities	-	26,698
Net cash (used for) investing activities	(36,484)	(162,624)
Cash flows provided by financing activities:
Proceeds from loan payable	-	995,000
Repayments on loan payable	-	(250,000)
Fees paid for restructuring loan payable	(22,350)	-
Proceeds from convertible note payable	-	3,000,000
Repayments on convertible note payable	(600,000)	(300,000)
Acquisition fees paid for convertible note payable	-	(375,195)
Payments on capital leases	(20,954)	(15,722)
Proceeds from exercise of options	5,875	-
Net cash (used for) provided by financing activities	(637,429)	3,054,083
Net increase (decrease) in cash and cash equivalents	346,991	(345,504)
Cash and cash equivalents, beginning of year	319,437	664,941
Cash and cash equivalents, end of year	$666,428	$319,437

The accompanying notes are an integral part of these consolidated financial statements.

AUXILIO, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

	Year Ended December 31,
	2007	2006
Supplemental disclosure of cash flow information:

Interest paid	$337,776	$234,075

Income tax paid	$2,400	$2,400

Non-cash investing and financing activities:

Beneficial conversion feature associated with loan payable	$100,000	$-
Relative fair value of warrants issued related to restructuring of loan payable	$128,124	$-

Incremental fair value of conversion feature on loan payable	$80,208	$-

Debt converted to stock	$168,000	$-

Relative fair value of warrants issued related to issuance of note payable	$-	$588,912

Stocks issued for acquisition fees for convertible note payable	$-	$70,000

Property and equipment acquired by capital lease	$-	$26,391

The accompanying notes are an integral part of these consolidated financial statements

AUXILIO, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

(1)           Summary of Significant Accounting Policies

Business Activity

The origins of the Company date back to January of 2002, when the Company’s predecessor  e-Perception Technologies, Inc. (e-Perception), a Human Resources software concern, completed a tender offer with Corporate Development Centers, Inc. (CDC).  CDC’s common stock traded on the OTC Bulletin Board.  In connection with the tender offer, the stockholders of e-Perception received one (1) share of CDC for each four (4) shares of e-Perception common stock they owned prior to the tender offer.  As a result, e-Perception became a wholly owned subsidiary of CDC.  CDC subsequently changed its name to e-Perception, Inc.  Approximately eighteen months later e-Perception changed its name to PeopleView, Inc. (PeopleView) and traded under the symbol PPVW.  Subsequent to that name change, PeopleView, Inc. changed its name to Auxilio, Inc. (Auxilio).  The stock now trades under the symbol AUXO.OB.

In March 2004, PeopleView entered into an asset purchase and sale agreement with Workstream, Inc. (NASDQ:WSTM) (Workstream) whereby the Company sold to Workstream essentially all of its assets, including its software products and related intellectual property, its accounts receivable, certain computer equipment, customer lists, and the PeopleView name, among other things.  Pursuant to an addendum to the original agreement, the final consideration the Company received was cash equal to $250,000, 246,900 shares of Workstream common stock, and a warrant to purchase an additional 50,000 shares at an exercise price of $3.00 per share.  The business operations of PeopleView were discontinued as of March 2004.

On April, 1, 2004, PPVW Acquisition Company (PPVW), a wholly owned subsidiary of PeopleView, completed the acquisition of Alan Mayo and Associates, Inc. dba The Mayo Group (and referred to herein as TMG).  TMG offered outsourced Image Management services to healthcare facilities throughout California, and this acquisition forms the basis for Auxilio’s current operations.  Subsequent to the acquisition of TMG, PeopleView changed its name to Auxilio, Inc. and changed PPVW’s name to Auxilio Solutions, Inc.

Basis of Presentation

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern.  The Company has reported a net loss of $71,807 for the year ended December 31, 2007 and has an accumulated deficit of $16,208,088 as of December 31, 2007. The Company reported a net loss of $3,902,762 for the year ended December 31, 2006.  The Company has working capital of $238,997 as of December 31, 2007.

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries.  All intercompany balances and transactions have been eliminated.

Liquidity

During the year ended December 31, 2007, cash provided by operating activities was $1,020,904 as compared to cash used in operating activities of $3,236,963 for the same period in 2006.  The increase in cash provided by operations was primarily due to improved operating profit margins in 2007, partially offset by the increase in trade receivables.

Historically the Company has incurred significant operating losses and cash outflows from operations.  Significant steps were taken in 2006 to reach profitability in 2007 including the reduction in sales and operations staff in an effort to lower operating costs and the addition of four new customers including its largest customer contract to date. The Company closed large equipment sales with existing clients in 2007 and anticipates additional equipment sales in 2008.  There is also the expectation of signing additional recurring revenue customer contracts throughout 2008.

In October 2006, the Company entered into a Loan and Security Agreement with Cambria Investment Fund, L.P.

Under the agreement, the Company can borrow up to $1,500,000, of which $755,000 is still available to borrow as of December 31, 2007. It is anticipated by Management that these measures will allow the Company to continue to maintain positive cash flow for 2008 and satisfy all required 2008 debt payments to both Laurus (Note 6) and Cambria (Note 5).

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Revenue Recognition

Revenue is recognized pursuant to applicable accounting standards including Securities and Exchange Commission (SEC) Staff Accounting Bulletin (SAB) No. 101 (SAB 101), “Revenue Recognition in Financial Statements”, and SAB 104, “Revenue Recognition”.  SAB 101 as amended and SAB 104 summarize certain points of the SEC staff’s views in applying generally accepted accounting principles to revenue recognition in financial statements and provide guidance on revenue recognition issues in the absence of authoritative literature addressing a specific arrangement or a specific industry.  The Company’s revenue recognition policy complies with the requirements of SAB 101 and SAB 104.  Revenues from equipment sales transactions are earned upon equipment being accepted by the customer.  For equipment that is to be placed at the customer’s location at a future date, revenue is deferred until that equipment is placed.  Monthly service and supply revenue is earned monthly during the term of the contract, as services and supplies are provided monthly.  Overages, as defined in the contract, are billed to customers monthly and are earned when the number of images in any period exceeds the number allowed for in the contract.

When the Company enters into arrangements that include multiple deliverables, they typically consist of the sale of equipment, reserve for replacement of future equipment and a support services contract. Pursuant to Emerging Issues Task Force EITF 00-21: “Revenue Arrangements with Multiple Deliverables” (“EITF 00-21”), the Company accounts for each element within an arrangement with multiple deliverables as separate units of accounting. Revenue is allocated to each unit of accounting using the residual method, which allocates revenue to each unit of accounting based on the fair value of the undelivered items, provided that the Company can establish vendor - specific objective evidence of fair value.

Deferred Revenue

Deferred revenue is an estimate of revenue expected to be earned in the future under the equipment contracts for additional equipment (printers and faxes) to be placed at the customer’s location that has been included in the original contract amount.  This additional equipment is identified by the Company at the start of a contract. Deferred revenue also includes proceeds received in excess of the residual value assigned to equipment from multiple deliverable sales, which is amortized over the expected term of the related service contract in accordance with EITF 00-21.

Cash and Cash Equivalents

For purposes of the statement of cash flows, cash equivalents include all highly liquid debt instruments with original maturities of three months or less which are not securing any corporate obligations.

Accounts Receivable

The Company provides an allowance for doubtful accounts equal to the estimated uncollectible amounts.  The Company’s estimate is based on historical collection experience and a review of the current status of trade accounts receivable.  It is reasonably possible that the Company’s estimate of the allowance for doubtful accounts will change.  Accounts receivable are presented net of an allowance for doubtful accounts of $28,509 at December 31, 2007.

    Supplies

Supplies consist of parts and supplies for the automated office equipment, including copiers, facsimile machines and printers.  Supplies are valued at the lower of cost or market value on a first-in, first-out basis.

Property and Equipment

Property and equipment are carried at cost less accumulated depreciation.  Depreciation of the property and equipment is provided using the straight-line method over the assets’ estimated economic lives, which range from 2 to 7 years.  Expenditures for maintenance and repairs are charged to expense as incurred.

Intangible Assets

Under Statement of Financial Accounting Standard (SFAS) No. 142 (SFAS 142), “Goodwill and Other Intangible Assets”, goodwill and intangible assets with indefinite lives are no longer amortized, but the remaining useful lives are reviewed at least annually for impairment.  In order to measure any impairment, the Company evaluates whether there were any events or circumstances that have occurred that may affect the carrying amount of the intangible.  This testing includes the determination of the fair value of the reporting unit.  If the value of the asset exceeds the fair value of the reporting unit, then the Company would estimate the undiscounted cash flows from continuing to use the asset and compare that amount to the assets carrying amount.  If the carrying amount of the asset is greater than the expected future cash flows then an impairment loss would be recognized. The result of this testing indicated that a goodwill impairment charge was not necessary.  Separately identified intangibles that are deemed to have definite lives will continue to be amortized over their estimated useful life, with no maximum life.

Long-Lived Assets

In accordance with SFAS Nos. 142 and 144, long-lived assets to be held and used are analyzed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.  SFAS No. 142 relates to assets with an indefinite life whereas SFAS 144 relates to assets that can be amortized and the life determinable.  The Company evaluates at each balance sheet date whether events and circumstances have occurred that indicate possible impairment.  If there are indications of impairment, the Company uses future undiscounted cash flows of the related asset or asset grouping over the remaining life in measuring whether the assets are recoverable.  In the event such cash flows are not expected to be sufficient to recover the recorded asset values, the assets are written down to their estimated fair value.  Long-lived assets to be disposed of are reported at the lower of carrying amount or fair value of asset less the cost to sell.

Income Taxes

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial reporting requirements and those imposed under federal and state tax laws.  Deferred taxes are provided for timing differences in the recognition of revenue and expenses for income tax and financial reporting purposes and are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.  Deferred income tax expense represents the change during the period in the deferred tax assets and liabilities.  The components of the deferred tax assets and liabilities are individually classified as current and non-current based on their characteristics.  Realization of the deferred tax asset is dependent on generating sufficient taxable income in future years.  Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Fair Value of Financial Instruments

The carrying amount of the Company’s cash and cash equivalents, accounts receivable, notes payable, deferred revenue, accounts payable, and accrued expenses approximates their estimated fair values due to the short-term maturities of those financial instruments.

Stock-Based Compensation

Beginning January 1, 2006, the Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 123(R), “Share-Based Payments” (“SFAS No. 123(R)”) on a modified prospective transition method to account for its employee stock options. Under the modified prospective transition method, fair value of new and previously granted but unvested equity awards are recognized as compensation expense in the income statement, and prior period results are not restated.

For the years ended December 31, 2007 and 2006, stock-based compensation expense recognized in the statement of operations is as follows:

	Year Ended December 31
	2007	2006
Cost of revenues	$119,267	$108,099
Sales and marketing	111,527	229,057
General and administrative expenses	221,220	238,818
Total stock based compensation expense	$452,014	$575,974

The Company recognizes stock-based compensation as an expense in accordance with SFAS 123(R) and values the equity securities based on the fair value of the security on the date of grant.  Stock option awards are valued using the Black-Scholes option-pricing model.

The weighted average estimated fair value of stock options granted during 2007 and 2006 was $0.90 and $1.34 per share, respectively.  These amounts were determined using the Black-Scholes option-pricing model, which values options based on the stock price at the grant date, the expected life of the option, the estimated volatility of the stock, the expected dividend payments, and the risk-free interest rate over the expected life of the option.  The assumptions used in the Black-Scholes model were as follows for stock options granted in 2007 and 2006:

	2007	2006

Risk-free interest rate	4.33% to 5.31%	4.51% to 5.24%
Expected volatility of common stock	79.74% to 82.99%	65.16% to 92.47%
Dividend yield	0%	0%
Expected life of options	3 years	3 years

The Black-Scholes option valuation model was developed for estimating the fair value of traded options that have no vesting restrictions and are fully transferable.  Because option valuation models require the use of subjective assumptions, changes in these assumptions can materially affect the fair value of the options.  The Company’s options do not have the characteristics of traded options; therefore, the option valuation models do not necessarily provide a reliable measure of the fair value of its options.

Basic and Diluted Loss Per Share

In accordance with SFAS No. 128, “Earnings Per Share,” basic net income (loss) per share is calculated using the weighted average number of shares of the Company’s common stock issued and outstanding during a certain period, and is calculated by dividing net income (loss) by the weighted average number of shares of the Company’s common stock issued and outstanding during such period. Diluted net income (loss) per share is calculated using the weighted average number of common and potentially dilutive common shares outstanding during the period, using the as-if converted method for secured convertible notes, and the treasury stock method for options and warrants.

As of December 31, 2007, potentially dilutive securities consist of options and warrants to purchase 7,320,669 shares of common stock at prices ranging from $0.30 to $12.00 per share, and convertible notes that could convert into 3,041,184 shares of common stock. Of these potentially dilutive securities, 4,619,004 shares to purchase common stock from the options and warrants have not been included in the computation of diluted earnings per share as their effect would be anti-dilutive.

As of December 31, 2006, potentially dilutive securities consist of options and warrants to purchase 4,649,724 shares of common stock at prices ranging from $0.30 to $12.00 per share, and convertible notes that could convert into 3,297,434 shares of common stock. None of the potentially dilutive options and warrants outstanding has been included in the computation of diluted earnings per share due to the net loss for these periods, which causes these equity instruments to be anti-dilutive. None of the potential shares from convertible notes have been included in the computation of diluted earnings per share as their effect would be anti-dilutive.

The following table sets forth the computation of basic and diluted net loss per share:

	Year Ended December 31
	2007	2006
Numerator:
Net loss	$(71,807)	$(3,902,762)
Effects of dilutive securities:
Convertible notes payable	(248,249)	-
(Loss) after effects of conversion of notes payable	$(320,056)	$(3,902,762)

Denominator:
Denominator for basic calculation weighted averages	16,142,604	16,076,310

Dilutive common stock equivalents:
Secured convertible notes	3,041,184	-
Options and warrants	2,701,665	-

Denominator for diluted calculation weighted average	21,885,453	16,076,310

Net loss per share:
Basic net loss per share	$.00	$(.24)

Diluted net loss per share	$(.01)	$(.24)

Segment Reporting

Based on the Company’s integration and management strategies, the Company operated in a single business segment.  For the years ended December 31, 2007 and 2006, all revenues have been derived from domestic operations.

New Accounting Pronouncements

In September 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” (hereinafter “SFAS No. 157”), which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. Where applicable, SFAS No. 157 simplifies and codifies related guidance within GAAP and does not require any new fair value measurements. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. Earlier adoption is encouraged. The Company does not expect the adoption of SFAS No. 157 to have a significant effect on its consolidated financial position or results of operation

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS 159”).  SFAS 159 provides companies with an option to report selected financial assets and liabilities at fair value.  The objective of SFAS 159 is to reduce both complexity in accounting for financial instruments and the volatility in earnings caused by measuring related assets and liabilities differently. Generally accepted accounting principles have required different measurement attributes for different assets and liabilities that can create artificial volatility in earnings.  SFAS 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. SFAS 159 does not eliminate disclosure requirements included in other accounting standards, including requirements for disclosures about fair value measurements included in SFAS 157 and SFAS No. 107, “Disclosures about Fair Value of Financial Instruments.” SFAS 159 is effective for the Company as of the beginning of fiscal year 2009. The Company has not yet determined the impact SFAS 159 may have on its consolidated financial position, results of operations, or cash flows.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), “Business Combinations” (“SFAS 141(R)”). SFAS 141(R) replaces SFAS No. 141, “Business Combinations”, and is effective for the Company for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. SFAS 141(R) requires the new acquiring entity to recognize all assets acquired and liabilities assumed in the transactions; establishes an acquisition-date fair value for acquired assets and liabilities; and fully discloses to investors the financial effect the acquisition will have.  The Company is evaluating the impact of this pronouncement on the Company’s consolidated financial position, results of operations and cash flows.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements” (“SFAS 160”). SFAS 160 requires all entities to report minority interests in subsidiaries as equity in the consolidated financial statements, and requires that transactions between entities and noncontrolling interests be treated as equity.  SFAS 160 is effective for the Company as of the beginning of fiscal 2009.  The Company is evaluating the impact of this pronouncement on the Company’s consolidated financial position, results of operations and cash flows.

(2)           Accounts Receivable

A summary as of December 31, 2007 is as follows:

Trade	$2,434,037
Allowance for doubtful accounts	(28,509)
$2,405,528

(3)           Property and Equipment

A summary as of December 31, 2007 is as follows:

Furniture and fixtures	$53,972
Computers and office equipment	391,464
Fleet equipment	178,278
Leasehold improvements	25,202
648,916
Less accumulated depreciation and amortization	(439,980)
$208,936

Depreciation and amortization expense for property, equipment, and improvements amounted to $131,317 and $122,806 for the years ended December 31, 2007 and 2006, respectively.

(4)           Intangible Assets and Goodwill

During 2004, as a result of the acquisition of TMG, intangible assets of $3,047,017 were acquired. This amount was reduced by $30,000 in 2005 for the return of stock issued in conjunction with acquisition that was subsequently determined to be unearned.  A third party valuation was obtained to assist management in determining how much, if any, of the excess of purchase price over assets acquired and liabilities assumed should be allocated to identifiable intangible assets versus goodwill. As of December 31, 2007, goodwill totaled $1,517,017.

As of December 31, 2007, the following intangible assets with definite lives were identified and are being amortized:

Customer relationships	$850,000
Backlog	350,000
1,200,000
Less accumulated amortization	(1,009,027)
$190,973

Amortization expense for intangible assets amounted to $238,165 and $255,206 for the years ended December 31, 2007 and 2006, respectively.  The estimated aggregate amortization expense for future years is $190,973 which will be amortized in its entirety in the year ending December 31, 2008.

Accumulated amortization as of December 31, 2007 is as follows:

Customer relationships	$680,000
Backlog	329,027
Total	$1,009,027

During the year ended December 31, 2007, management determined that $101,354 of purchase price consideration originally recorded in July 2004 in connection with the TMG acquisition was not payable by the Company, as the performance-related conditions upon which payments were contingent were never satisfied.  Accordingly, the Company extinguished the related liability of $101,354 and such amount is presented in the accompanying 2007 statement of operations as gain on debt extinguishment.

(5)       Loan Payable

In November 2005, the Company entered into a Loan and Security Agreement (the Loan) with Cambria Investment Fund, L.P. Michael D. Vanderhoof, a director of the Company is a principal in Cambria Investment Fund. Under the agreement, (i) the Company could borrow up to $500,000, (ii) cash was advanced in $50,000 increments to the Company by Cambria Investment Fund L.P. upon request, (iii) interest accrued daily upon any unpaid principal balance at the rate of twelve percent (12%) per annum, (iv) accrued interest was payable in full on a quarterly basis and (v) the outstanding principal balance was due and payable in full on March 15, 2007.  The Loan was secured by all of the Company's inventory, accounts receivable, equipment, cash, deposit accounts, securities, intellectual property, chattel paper, general intangibles and instruments, now existing or hereafter arising, and all proceeds thereof. In the event that the Company completed any future public or private placement offering which results in net proceeds in excess of $3,000,000, Cambria Investment Fund L.P. may demand repayment of the Loan. In consideration for entering into the Loan, Cambria Investment Fund L.P. also receives warrants to purchase up to 250,000 shares of the Company’s common stock at the market price upon execution, with 75,000 shares vesting upon the execution of the warrant agreement and 17,500 shares vesting for every multiple of $50,000 borrowed under the Loan Agreement with the Company. The fair value of the warrant for the 75,000 shares issued in connection with the execution of the warrant agreement was $69,551.  The fair value of the warrant was determined using the Black-Scholes option-pricing model, with the following assumptions: (i) no expected dividends; (ii) a risk free interest rate of 3.98%; (iii) expected volatility of 56.93%; and (iv) an expected life of the warrants of five years. Such amount was recorded as interest expense.  As of December 31, 2005, there were no borrowings from this loan and Security Agreement. In March 2006, the Company borrowed $250,000 from Cambria. This borrowing earned Cambria the right to receive warrants to purchase 87,500 shares of the Company’s common stock at $1.80, with 17,500 shares vesting for every multiple of $50,000 borrowed under the  Loan Agreement with the Company. The fair value of the warrant for the 87,500 shares issued in connection with the borrowing was $128,970.  The fair value of the warrant was determined using the Black-Scholes option-pricing model, with the following assumptions: (i) no expected dividends; (ii) a risk free interest rate of 4.51%; (iii) expected volatility of 90.41%; and (iv) an expected life of the warrants of five years.  In accordance with APB 14, “Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants,” the Company allocated a value of $85,079 to the warrants based on their relative fair value.  Such amount was recorded as a discount against the carrying value of the note and was amortized to interest expense over the life of the note. In April 2006, the Company paid in full all outstanding principal balance under the Loan Agreement.

In October 2006, the Company entered into a $1,500,000 Loan and Security Agreement (the “Loan Agreement”) with Cambria Investment Fund L.P. (“Cambria”). Michael D. Vanderhoof, a director of the Company is a principal in Cambria. Under the Loan Agreement, (i) the Company could borrow up to $1,500,000, with the final $500,000 available only after February 15, 2007 (ii) cash is advanced in $50,000 increments to the Company by Cambria Investment Fund L.P. upon request, (iii) interest accrues daily upon any unpaid principal balance at the rate of twelve percent (12%) per annum, (iv) accrued interest is payable in full on a quarterly basis and (v) the outstanding principal balance is due and payable in full on October 22, 2007. Cambria holds a second priority security interest (subject to the first lien held by Laurus Master Fund, LTD) in all of the Company’s inventory, accounts receivable, equipment, cash, deposit accounts, securities, intellectual property, chattel paper, general intangibles and instruments, now existing or hereafter arising, and all proceeds thereof.  The Loan Agreement contains a provision whereby the conversion price to convert the Note to equity was set at $.46. Upon entering into this Loan Agreement Cambria earned the right to receive warrants to purchase up to 300,000 shares of the Company’s common stock at $.46. Additionally Cambria will earn the right to receive warrants to purchase up to additional 450,000 shares at $.46, with 30,000 shares vesting for every multiple of $100,000 borrowed under the Loan Agreement. Through December 2006, the Company borrowed $745,000 under the Loan Agreement. This borrowing earned Cambria the right to receive warrants to purchase 210,000 shares. The fair value of the warrant for the 300,000 shares issued upon execution was $92,558. Such amount was recorded as a loan acquisition cost and will be amortized to interest expense over the life of the note using the straight-line interest method.  The fair value of the warrant for the 210,000 shares issued in connection with the borrowing was $71,086. In accordance with APB 14, “Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants,” the Company has allocated a value of $71,086 to the warrants based on their relative fair value. Such amount was recorded as a discount against the carrying value of the note and will be amortized to interest expense over the life of the note using the straight-line interest method.  The fair value of the warrant was determined using the Black-Scholes option-pricing model, with the following assumptions: (i) no expected dividends; (ii) a risk free interest rate of 5.25%; (iii) expected volatility range of 79.05% to 79.52%; and (iv) an expected life of the warrants of five years.  In lieu of exercising the warrant, Cambria may convert the warrant, in whole or in part, into a number of shares determined by dividing (a) the aggregate fair market value of the shares or other securities otherwise issuable upon exercise of the warrant minus the aggregate exercise price of such shares by (b) the fair market value of one share.

Effective July 2007, the Company restructured the Loan Agreement with Cambria Investment Fund L.P. extending the maturity date of the $745,000 outstanding balance to May 1, 2008 and extending the maturity date of the remaining unborrowed amount of $755,000 to December 31, 2008.  In return, the Company paid administrative fees of $22,350, and agreed to immediately vest the remaining 240,000 unvested warrants under the original agreement and provide one additional warrant share for every two dollars of new borrowings against the $755,000.  The exercise price of the additional warrants of $0.72 represents a 10% discount to the closing price of the Company’s common stock on the effective date of the restructuring. The conversion price for the amount borrowed to date remains at $0.46 per share, and the conversion price for any new borrowings and unpaid interest would be $0.72 per share.

In accordance with EITF 96-19, the Company determined that the restructuring was considered a substantial modification in the terms of the existing debt and therefore should be accounted for in the same manner as an extinguishment of the existing debt and the creation of new debt and as a result the Company recorded a gain on extinguishment of debt of $199,951.  In accordance with EITF 96-19, the new debt is initially recorded at fair value and that amount is used to determine debt extinguishment gain or loss to be recognized and the effective rate of the instrument.  The fees paid by the Company including the warrants and the incremental change in the fair value of the embedded conversion option are also included in determining the debt extinguishment gain.

The Company determined that the fair value of the new loan payable was $252,293.  The difference between the fair value of the new loan payable and the amount of the existing debt of $745,000, less unamortized loan acquisition costs of $36,927, unamortized loan discount costs of $85,149 was used in determining the gain on debt extinguishment. The Company determined the fair value of the new loan payable by looking to the remaining unborrowed $755,000 under the arrangement and allocating $363,622 to the fair value of the embedded conversion option and $129,086 to the fair value of the warrants issuable upon borrowing.  Such amounts were determined using the Black Scholes option pricing model. The fair value of the loan payable will be accreted to its stated value through periodic charges to interest expense using the straight-line method, which approximates the effective interest method.

The fees that were paid by the Company and used to determine the debt extinguishment gain included the fair value of the warrant for the 240,000 shares issued in connection with the restructuring for $128,123 and the fair value of the modification of the terms that affected the embedded conversion option, calculated as the difference between the fair value of the embedded conversion option immediately before and after the modification, was $80,208.

The fair values were determined using the Black-Scholes option-pricing model, with the following assumptions: (i) no expected dividends; (ii) a risk free interest rate of 5.31%; (iii) expected volatility of 81.14%; and (iv) a term of 10 months for the embedded conversion option and 5 years for the warrants.

Interest charges associated with the Loan, including amortization of the discount, loan acquisition costs and accreted interest costs totaled $480,637 and $19,722 for the years ended December 31, 2007 and 2006, respectively.

(6)       Note Payable

In April 2006, the Company entered into a $3,000,000 Fixed Price Convertible Note (the “Note”) agreement with Laurus Master Fund (LMF). The term of the Note is for three years at an interest rate of WSJ prime plus 2.0%. The Note is secured by all of the Company's cash, cash equivalents, accounts, accounts receivable, deposit accounts, inventory, equipment, goods, fixtures, documents, instruments, contract rights, general intangibles, chattel paper, supporting obligations, investment property, letter of credit rights and all intellectual property now existing or hereafter arising, and all proceeds thereof. The Note contains a provision whereby the fixed conversion price to convert the Note to equity was set at a premium to the average closing price of the Company’s common stock for the 10 days prior to the closing of the transaction based on a tiered schedule. The first third of the investment amount has a fixed conversion price of $1.68, the next third has a fixed conversion price of $1.78, and the last third will has a fixed conversion price of $1.92. The Company shall reduce the principal Note by 1/60th per month starting 90 days after the closing, payable in cash or registered stock.

The Company filed a registration statement for the Company’s common stock underlying the note and all the underlying warrants with the SEC. On August 15, 2006, such registration statement was declared effective by the SEC. The Company has provided a first lien on all assets of the Company. The Company will have the option of redeeming any outstanding principal of the Note by paying to the LMF 120% of such amount, together with accrued but unpaid interest under this Note. LMF earned fees in the amount of 3.5% of the total investment amount at the time of closing. LMF also received 478,527 warrants to purchase shares of the Company’s common stock. The exercise price of the warrants was $1.96, representing a 120% premium to the average closing price of the Company’s common stock for the 10 days prior to the closing of the transaction. The warrants have a term of seven years. In addition, the Company paid loan origination fees to LMF of $105,000.

The Company determined that the conversion feature embedded in the notes payable satisfied the definition of a conventional convertible instrument under the guidance provided in EITF 00-19 and EITF 05-02, as the conversion option’s value may only be realized by the holder by exercising the option and receiving a fixed number of shares. As such, the embedded conversion option in the notes payable qualifies for equity classification under EITF 00-19, qualifies for the scope exception of paragraph 11(a) of SAFS 133, and is not bifurcated from the host contract. The Company also determined that the warrants issued to LMF qualify for equity classification under the provisions of SFAS 133 and EITF 00-19. In accordance with the provisions of Accounting Principles Board Opinion No. 14, the Company allocated the net proceeds received in this transaction to each of the convertible debentures and common stock purchase warrants based on their relative estimated fair values. As a result, the Company allocated $2,739,320 to the convertible debentures and $260,680 to the common stock purchase warrants, which was recorded in additional paid-in-capital. In accordance with the consensus of EITF issues 98-5 and 00-27, management determined that the convertible debentures did not contain a beneficial conversion feature based on the effective conversion price after allocating proceeds of the convertible debentures to the common stock purchase warrants. The amounts recorded for the common stock purchase warrants are amortized as interest expense over the term of the convertible debentures.

In November 2007, Laurus Master Fund converted $168,000 of the amount due on the Note into 100,000 shares of common stock.

Interest charges associated with the convertible debentures, including amortization of the discount and loan acquisition costs totaled $492,944 and $400,046 for the years ended December 31, 2007and 2006, respectively.

(7)   Equity Transactions

In April 2006, the former Chief Financial Officer of the Company received 112,000 shares of Company stock in exchange for 140,000 warrants in a cashless exercise transaction.

(8)           Warrants

Below is a summary of warrant activity during the years ended December 31, 2006 and 2007:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Term in Years	Aggregate Intrinsic Value
Outstanding at January 1, 2006	1,398,535	$1.25	3.39	$832,675
Granted in 2006	1,208,541	$1.32
Exercised in 2006	(112,000)	$0.30
Cancelled in 2006	(28,000)	$0.30
Outstanding at December 31, 2006	2,467,076	$1.34	4.44	$65,650
Granted in 2007	717,500	$0.60
Exercised in 2007	-	-
Cancelled in 2007	(121,555)	$1.62
Outstanding at December 31, 2007	3,063,021	$1.15

Warrants exercisable at December 31, 2006	2,467,076	$1.34	4.21	$1,987,657

Warrants exercisable at December 31, 2007	2,685,521	$1.21	3.96	$1,655,457

The following tables summarize information about warrants outstanding and exercisable at December 31, 2007:

Range of Exercise Prices	Number of Shares Outstanding	Weighted Average Remaining in Contractual Life in Years	Outstanding Warrants Weighted Average Exercise Price	Number of Warrants Exercisable	Exercisable Warrants Weighted Average Exercise Price
$0.30 to $0.75	1,771,567	4.48	$ 0.40	1,394,067	$ 0.41
$1.02 to $1.90	162,500	4.13	$ 1.78	162,500	$ 1.78
$1.90 to $2.00	941,041	4.10	$ 1.96	941,041	$ 1.96
$2.00 to $2.75	179,580	2.21	$ 2.50	179,580	$ 2.50
$3.00 to $12.00	8,333	2.33	$ 4.90	8,333	$ 4.90
$0.30 to $12.00	3,063,021	4.21	$ 1.15	2,685,521	$ 1.21

(9)       Stock Option Plans:

Effective June 15, 2000, the Company adopted the 2000 Stock Option Plan under which all employees may be granted options to purchase shares of the Company’s authorized but unissued common stock.  The maximum number of shares of the Company’s common stock available for issuance under the Plan was 183,333 shares. Under the Plan, the option exercise price was equal to the fair market value of the Company’s common stock at the date of grant.  Options expire no later than 10 years from the grant date and generally vest within five years.  In 2001, the Company elected to fully vest all outstanding options.

In October 2001, the Company approved the 2001 Stock Option Plan under which all employees may be granted options to purchase shares of the Company’s authorized but unissued common stock.  The maximum number of shares of the Company’s common stock available for issuance under the Plan was 450,000 shares. Under the Plan, the option exercise price was equal to the fair market value of the Company’s common stock at the date of grant.  Options expire no later than 10 years from the grant date and generally vest within five years.

In May 2003, the shareholders approved the PeopleView, Inc. 2003 Stock Option Plan (the 2003 Plan).  The 2003 Plan was the successor to the Company’s existing 2000 Stock Option Plan and 2001 Stock Option Plan (together, the Predecessor Plans).  The 2003 Plan became effective immediately upon stockholder approval at the Annual Meeting on May 15, 2003, and all outstanding options under the Predecessor Plans were incorporated into the 2003 Plan at that time.  On May 15, 2003, 567,167 shares had been granted pursuant to the Predecessor Plans, with 66,166 shares available to grant.  On May 15, 2003, shareholders approved 833,333 shares for the 2003 plan. Together with the Predecessor Plans, 899,500 shares were available to grant, and 567,167 had been granted.  The Predecessor Plans terminated, and no further option grants will be made under the Predecessor Plans.  However, all outstanding options under the Predecessor Plans continue to be governed by the terms and conditions of the existing option agreements for those grants except to the extent the Board or Compensation Committee elects to extend one or more features of the 2003 Plan to those options. As of December 31, 2003, the remaining number of shares available for future grants under the 2003 Plan was 751,916 shares.  Under the Plan, the option exercise price was equal to the fair market value of the Company’s common stock at the date of grant.  Options expire no later than 10 years from the grant date and generally vest within five years.

In May 2004, the shareholders approved the Auxilio, Inc. 2004 Stock Incentive Plan (the 2004 Plan).  The 2004 Plan is the successor to the Company’s existing 2000 Stock Option Plan, 2001 Stock Option Plan, and the 2003 Stock Option Plan (together, the Predecessor Plans).  The 2004 Plan became effective immediately upon stockholder approval at the Annual Meeting on May 12, 2004, and all outstanding options under the Predecessor Plans were incorporated into the 2004 Plan at that time. On May 12, 2004, 714,750 shares had been granted pursuant to the Predecessor Plans, with 751,987 shares available to grant. On May 12, 2004, shareholders approved 2,000,000 shares for the 2004 plan. Together with the Predecessor Plans, 3,466,667 shares were available to grant, and 714,750 had been granted.  The Predecessor Plans terminated, and no further option grants will be made under the Predecessor Plans.  However, all outstanding options under the Predecessor Plans continue to be governed by the terms and conditions of the existing option agreements for those grants except to the extent the Board or Compensation Committee elects to extend one or more features of the 2004 Plan to those options. As of December 31, 2006, the remaining number of shares available for future grants under the 2004 Plan was 1,284,019 shares.  Under the Plan, the option exercise price is equal to the fair market value of the Company’s common stock at the date of grant.  Options expire no later than 10 years from the grant date and generally vest within five years.

In May 2007, the shareholders approved the Auxilio, Inc. 2007 Stock Option Plan (the 2007 Plan).  The 2007 Plan is the successor to the Company’s existing 2000 Stock Option Plan, 2001 Stock Option Plan, the 2003 Stock Option Plan, and the 2004 Stock Incentive Plan (together, the Predecessor Plans).  The 2007 Plan became effective immediately upon stockholder approval at the Annual Meeting on May 16, 2007, and all outstanding options under the Predecessor Plans were incorporated into the 2007 Plan at that time. On May 16, 2007, 2,890,147 shares had been granted pursuant to the Predecessor Plans, with 576,519 shares available to grant. On May 16, 2007, shareholders approved 1,003,334 shares for the 2007 plan. Together with the Predecessor Plans, 4,470,000 shares were available to grant, and 2,890,147 had been granted.  The Predecessor Plans terminated, and no further option grants will be made under the Predecessor Plans.  However, all outstanding options under the Predecessor Plans continue to be governed by the terms and conditions of the existing option agreements for those grants except to the extent the Board or Compensation Committee elects to extend one or more features of the 2007 Plan to those options. As of December 31, 2007, the remaining number of shares available for future grants under the 2007 Plan was 174,852 shares.  Under the Plan, the option exercise price is equal to the fair market value of the Company’s common stock at the date of grant.  Options expire no later than 10 years from the grant date and generally vest within three years.

Additional information with respect to these Plans’ stock option activity is as follows:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Term in Years	Aggregate Intrinsic Value
Outstanding at January 1, 2006	2,008,497	$1.48
Granted in 2006	600,500	$1.34
Exercised in 2006	-	$-
Cancelled in 2006	(426,349)	$1.77
Outstanding at December 31, 2006	2,182,648	$1.39	7.88	$-
Granted in 2007	2,293,000	$0.90
Exercised in 2007	(12,500)	$0.47
Cancelled in 2007	(205,500)	$1.49
Outstanding at December 31, 2007	4,257,648	$1.12	8.20	$2,335,007

Options exercisable at December 31, 2006	1,020,816	$1.36	7.23	$-

Options exercisable at December 31, 2007	1,518,675	$1.32	6.48	$679,922

The following table summarizes information about stock options outstanding and exercisable at December 31, 2007:

Range of Exercise Prices	Number of Shares Outstanding	Weighted Average Remaining in Contractual Life in Years	Outstanding Options Weighted Average Exercise Price	Number of Options Exercisable	Exercisable Options Weighted Average Exercise Price
$0.30 to $0.75	1,029,000	8.88	$ 0.52	5,833	$ 0.61
$0.75 to $0.90	927,830	6.32	$ 0.83	825,496	$ 0.83
$1.02 to $1.84	1,819,166	9.12	$ 1.34	312,083	$ 1.56
$1.90 to $2.00	437,318	7.07	$ 2.00	331,846	$ 1.99
$3.00 to$6.75	44,334	4.85	$ 3.85	43,417	$ 3.86
$0.30 to $6.75	4,257,648	8.20	$ 1.12	1,518,675	$ 1.32

(10)	Income Taxes

For the years ended December 31, 2007 and 2006, the components of income tax expense are as follows:

	2007	2006
Current provision:
Federal	$2,997	$-
State	2,400	2,400
	5,397	2,400
Deferred benefit:
Federal	-	-
State	-	-
	-	-
Income tax expense	$5,397	$2,400

Income tax provision amounted to $5,397 and $2,400 for the years ended December 31, 2007 and 2006, respectively (an effective rate of 16.1% for 2007 and (0.1%) for 2006).  A reconciliation of the provision for income taxes with amounts determined by applying the statutory U.S. federal income tax rate to income before income taxes is as follows:

	2007	2006
Computed tax at federal statutory rate of 34%	$11,400	$(1,326,100)
State taxes, net of federal benefit	1,600	1,600
Non deductible items	50,978	21,000
Other	(79,341)	(172,400)
Change in valuation allowance	20,760	1,478,300
	$5,397	$2,400

Realization of deferred tax assets is dependent on future earnings, if any, the timing and amount of which is uncertain.  Accordingly, a valuation allowance, in an amount equal to the net deferred tax asset as of December 31, 2007 and 2006 has been established to reflect these uncertainties.  As of December 31, 2007 and 2006, the deferred tax asset before valuation allowances is approximately $4,451,000 and $4,419,000, respectively, for federal income tax purposes, and $831,000 and $843,000, respectively for state income tax purposes.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.  Significant components of the Company’s deferred tax assets and liabilities are as follows:

	2007	2006
Deferred tax assets:
Allowance for doubtful accounts	$12,200	$12,200
Accrued salaries/vacation	38,100	113,700
Accrued equipment pool	19,400	58,200
State taxes	1,100	1,100
Stock options	535,400	370,400
Net operating loss carryforwards	5,003,600	5,217,600
Total deferred tax assets	5,609,800	5,773,200

Deferred tax liabilities:
Depreciation	33,000	41,600
Amortization of intangibles	83,300	185,400
Other	211,000	284,400
Total deferred tax liabilities	327,300	511,400

Net deferred assets before valuation allowance	5,282,500	5,261,800
Valuation allowance	(5,282,500)	(5,261,800)
Net deferred tax assets	$-	$-

At December 31, 2007, the Company has available unused net operating loss carryforwards of approximately $12,594,000 for federal and $8,164,000 for state that may be applied against future taxable income and that, if unused, expire beginning in 2013 through 2026.

Utilization of the net operating loss carryforwards may be subject to a substantial annual limitation due to ownership change limitations provided by the Internal Revenue Code of 1986.  The annual limitation may result in the expiration of net operating loss carryforwards before utilization

Effective January 1, 2007, the Company adopted Financial Accounting Standards Interpretation, ("FIN No. 48"), Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109. FIN No. 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of uncertain tax positions taken or expected to be taken in a company's income tax return, and also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. FIN No. 48 utilizes a two-step approach for evaluating uncertain tax positions accounted for in accordance with SFAS No. 109, Accounting for Income Taxes ("SFAS No. 109"). Step one, Recognition, requires a company to determine if the weight of available evidence indicates that a tax position is more likely than not to be sustained upon audit, including resolution of related appeals or litigation processes, if any. Step two, Measurement, is based on the largest amount of benefit, which is more likely than not to be realized upon ultimate settlement.

The Company’s adoption of FIN No. 48, resulted in no adjustments to its financial statements for the year ended December 31, 2007.

The Company recognizes interest and penalties accrued on any unrecognized tax benefits as a component of its provision for income taxes. As of January 1, 2007, the Company had no accrual for payment of interest and penalties related to unrecognized tax benefits, nor were any amounts for interest or penalties recognized during the year ended December 31, 2007.

(11)         Retirement Plan

The Company sponsors a 401(k) plan (the Plan) for the benefits of employees who are at least 21 years of age.  The Company’s management determines, at its discretion, the annual and matching contribution.  The Company elected not to contribute to the Plan for the years ended December 31, 2007 and 2006.

(12)         Commitments

Leases

The Company leases its Mission Viejo, California facility under a noncancellable operating lease.  The lease expires in December 2009.  Rent expense for the years ended December 31, 2007 and 2006 totaled $177,780 and $183,365, respectively.  Future minimum lease payments under non-cancelable operating leases during subsequent years are as follows:

December 31	Payments
2008	$167,467
2009	171,470
Total	$338,937

Employment Agreements

In November of 2007, the Company entered in to a new employment agreement with Etienne Weidemann, to continue to serve as the Company’s President and Chief Executive Officer effective January 1, 2008. The employment agreement has a term of two years, and provides for a base annual salary of $175,000 in year one and $190,000 in year two. Mr. Weidemann is also eligible to receive an annual bonus and periodic commissions if certain earnings and revenue targets are satisfied during the applicable fiscal year.  The Company may terminate Mr. Weidemann’s employment under this agreement without cause at any time on thirty days’ advance written notice, at which time Mr. Weidemann would receive severance pay for six months and be fully vested in all options and warrants granted to date.  The foregoing descriptions of Mr. Weidemann’s employment agreement is qualified in its entirety by reference to the full text of such agreement, which is filed as Exhibit 10.1 to Form 10-QSB filed with the SEC on November 16, 2007.

Effective January 1, 2006, the Company entered in to an employment agreement with Etienne Weidemann, to serve as the Company’s President and Chief Operating Officer. The employment agreement has a term of two years, and provides for a base annual salary of $175,000. Mr. Weidemann is also eligible to receive an annual bonus if certain earnings and revenue targets are satisfied during the applicable fiscal year.  Upon execution of the Agreement, Mr. Weidemann received 80,000 options. The Company may terminate Mr. Weidemann’s employment under this agreement without cause at any time on thirty days’ advance written notice, at which time Mr. Weidemann would receive severance pay for twelve months and be fully vested in all options and warrants granted to date. Mr. Weidemann was appointed Chief Executive Officer of the Company effective November 9, 2006.  The terms of Mr. Weidemann employment are still governed by his current employment agreement. The foregoing descriptions of Mr. Weidemann’s employment agreement is qualified in its entirety by reference to the full text of such agreement, which was filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K, filed with the SEC on March 22, 2006.

In November of 2007, the Company entered in to a new employment agreement with Paul T. Anthony, to continue to serve as the Company’s Chief Financial Officer effective January 1, 2008. The employment agreement has a term of two years, and provides for a base annual salary of $170,000 in year one and $185,000 in year two. Mr. Anthony is also eligible to receive an annual bonus and periodic commissions if certain earnings and revenue targets are satisfied during the applicable fiscal year.  The Company may terminate Mr. Anthony’s employment under this agreement without cause at any time on thirty days’ advance written notice, at which time Mr. Anthony would receive severance pay for six months and be fully vested in all options and warrants granted to date.  The foregoing descriptions of Mr. Anthony’s employment agreement is qualified in its entirety by reference to the full text of such agreement, which is filed as Exhibit 10.2 to Form 10-QSB filed with the SEC on November 16, 2007.

Effective January 1, 2006, the Company entered into an employment agreement with Paul T. Anthony, to serve as the Company’s Chief Financial Officer. The employment agreement has a term of two years, and provides for a base annual salary of $170,000. Mr. Anthony is also eligible to receive an annual bonus if certain earnings and revenue targets are satisfied during the applicable fiscal year.  Upon execution of the agreement, Mr. Anthony received 75,000 options. The Company may terminate Mr. Anthony’s employment under this agreement without cause at any time on thirty days’ advance written notice, at which time Mr. Anthony would receive severance pay for six months and be fully vested in all options and warrants granted to date. The foregoing descriptions of Mr. Anthony’s employment agreement is qualified in its entirety by reference to the full text of such agreement, which was filed as Exhibit 10.3 to the Company’s Current Report on Form 8-K, filed with the SEC on March 22, 2006.

In November of 2007, the Company entered in to an employment agreement with Jacques Terblanche, to serve as the Company’s Chief Operations Officer effective January 1, 2008. Mr. Terblanche has been serving in this capacity for the last year as a consultant.  The employment agreement has a term of two years, and provides for a base annual salary of $165,000 in year one and $180,000 in year two. Mr. Terblanche is also eligible to receive an annual bonus and periodic commissions if certain earnings and revenue targets are satisfied during the applicable fiscal year.  The Company may terminate Mr. Terblanche’s employment under this agreement without cause at any time on thirty days’ advance written notice, at which time Mr. Terblanche would receive severance pay for six months and be fully vested in all options and warrants granted to date.  The foregoing descriptions of Mr. Terblanche’s employment agreement are qualified in their entirety by reference to the full text of such agreement, which is filed as Exhibit 10.3 to Form 10-QSB filed with the SEC on November 16, 2007.

Effective January 1, 2006, the Company entered in to an employment agreement with Mr. Flynn. This agreement has a term of two years, and provides for a base annual salary of $180,000. Mr. Flynn received 100,000 options and may receive an annual bonus if certain earnings and revenue targets are accomplished. Mr. Flynn resigned his position as Chief Executive Officer effective November 9, 2006, and resigned from employment of the Company effective December 31, 2006.

 (13)            Concentrations

Cash Concentrations

At times, cash balances held in financial institutions are in excess of federally insured limits. Management performs periodic evaluations of the relative credit standing of financial institutions and limits the amount of risk by selecting financial institutions with a strong credit standing.

Major Customers

For the year ended December 31, 2007, three customers represented a total of 73% of revenues.  As of December 31, 2007, gross accounts receivable due from these customers total approximately $1,078,000.

For the year ended December 31, 2006, five customers represented a total of 91% of revenues.  As of December 31, 2006, accounts receivable due from these customers total approximately $1,753,000.

 (14)            Related Party Transactions

On October 26, 2006, the Company entered into a Loan and Security Agreement (the Loan) with Cambria Investment Fund, L.P.  Michael D. Vanderhoof, a director of the Company, is a principal in Cambria Investment Fund L.P. Under the agreement, the Company can borrow up to $1,500,000.  In consideration for entering into the Loan, Cambria Investment Fund L.P. received warrants to purchase up to 750,000 shares of the Company’s common stock at $.46, the market price upon execution, with 300,000 shares vesting upon the execution of the warrant agreement and 30,000 shares vesting for every multiple of $100,000 borrowed under the Loan Agreement with the Company. Through December 2006, the Company borrowed $745,000 on the Loan. This borrowing earned Cambria the right to receive warrants to purchase 210,000 shares. The fair value of the warrant for the 300,000 shares issued upon execution was $92,558. Such amount was recorded as a loan acquisition cost and will be amortized to interest expense over the life of the note using the straight-line interest method.  The fair value of the warrant for the 210,000 shares issued in connection with the borrowing was $71,086. In accordance with APB 14, “Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants,” the Company has allocated a value of $71,086 to the warrants based on their relative fair value. Such amount was recorded as a discount against the carrying value of the note and will be amortized to interest expense over the life of the note using the straight-line interest method. The fair value of the warrants was determined using the Black-Scholes option-pricing model. (See note 5 of the Notes to the Consolidated Financial Statements for the fair value assumptions used.)

Effective July 2007, the Company restructured the Loan Agreement with Cambria Investment Fund L.P. extending the maturity date of the $745,000 outstanding balance to May 1, 2008 and extending the maturity date of the remaining unborrowed amount of $755,000 to December 31, 2008.  In return, the Company paid administrative fees of $22,350, and agreed to immediately vest the remaining 240,000 unvested warrants under the original agreement and provide one additional warrant share for every two dollars of new borrowings against the $755,000.  The exercise price of the additional warrants of $0.72 represents a 10% discount to the closing price of the Company’s common stock on the effective date of the restructuring. The conversion price for the amount borrowed to date remains at $0.46 per share, and the conversion price for any new borrowings and unpaid interest would be $0.72 per share. See note 5 of the Notes to the Consolidated Financial Statements for the accounting treatment of the restructuring as an extinguishment of the existing debt and the creation of new debt and as a result the Company recorded a gain on extinguishment of debt of $139,951.

Interest charges associated with the Loan, including amortization of the discount, loan acquisition costs and accreted interest costs totaled $480,637 and $19,722 for the years ended December 31, 2007 and 2006, respectively.

On November 23, 2005, the Company entered into a Loan and Security Agreement (the Loan) with Cambria Investment Fund, L.P.  Michael D. Vanderhoof, a director of the Company, is a principal in Cambria Investment Fund L.P. Under the agreement, the Company could borrow up to $500,000.  In consideration for entering into the Loan, Cambria Investment Fund L.P. received warrants to purchase up to 250,000 shares of the Company’s common stock at $1.80, the market price upon execution, with 75,000 shares vesting upon the execution of the warrant agreement and 17,500 shares vesting for every multiple of $50,000 borrowed under the Loan Agreement with the Company. The fair value of the vested warrant to purchase 75,000 shares issued upon execution was $69,557. In March 2006, the Company borrowed $250,000 on the Loan. This borrowing earned Cambria the right to receive warrants to purchase 87,500 shares. The fair value of the warrant for the 87,500 shares issued in connection with the borrowing was $128,970. In accordance with APB 14, “Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants,” the Company allocated a value of $85,079 to the warrants based on their relative fair value.  Such amount was recorded as a discount against the carrying value of the note and was to be amortized to interest expense over the life of the note using the straight-line interest method. In April 2006, the Company paid in full the outstanding principal balance under the Loan Agreement and charged the remaining unamortized balance of the discount to interest expense. The fair value of the warrants was determined using the Black-Scholes option-pricing model. (See note 5 of the Notes to the Consolidated Financial Statements for the fair value assumptions used.)

In June 2004, the Company entered in to a consulting agreement with John D. Pace, a director, to provide support in the Company’s sales efforts with major healthcare facilities as well as consulting services related to the Company’s operations. Mr. Pace received $1,000 per day for his services not to exceed three days per month and $1,500 per day for each additional day worked during a given month.  In addition, Mr. Pace received commission at a rate of 5% of the gross profit for any business closed through introductions made by Mr. Pace.

In September 2006, the Company entered in to a revised consulting agreement with Mr. Pace to provide support in the Company’s sales efforts with major healthcare facilities as well as consulting services related to the Company’s operations.  The agreement terminates December 31, 2008.  Mr. Pace receives $5,000 per month through December 2006, and $6,000 per month through December 2007 for his services not to exceed twenty hours per month.  In addition, Mr. Pace receives cash commission at a rate of 1% of the gross proceeds of a sale for any business closed through introductions made by Mr. Pace and 0.5% of the gross proceeds of a sale for any business closed through introductions made by Auxilio.  Total cash compensation to Mr. Pace for the years ended December 31, 2007 and 2006 was $76,670 and $57,455, respectively. Mr. Pace also received 3,538 shares of Company stock as payment for commissions earned in 2006.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth an estimate of the costs and expenses payable by the registrant in connection with the issuance and distribution of the common stock being registered.

SEC registration fee	$517.47
Legal fees and expenses	45,000.00
Accountants’ fees and expenses	30,000.00
Miscellaneous	5,000.00
Total	$80,517.47

All of the expenses set forth above have been paid by us.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Under the Nevada General Corporation Law and our Articles of Incorporation, as amended, and our Bylaws, our directors will have no personal liability to us or our stockholders for monetary damages incurred as the result of the breach or alleged breach by a director of his "duty of care." This provision does not apply to the directors' (i) acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) acts or omissions that a director believes to be contrary to the best interests of the corporation or its stockholders or that involve the absence of good faith on the part of the director, (iii) approval of any transaction from which a director derives an improper personal benefit, (iv) acts or omissions that show a reckless disregard for the director's duty to the corporation or its stockholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the corporation or its stockholders, (v) acts or omissions that constituted an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation or its stockholders, or (vi) approval of an unlawful dividend, distribution, stock repurchase or redemption. This provision would generally absolve directors of personal liability for negligence in the performance of duties, including gross negligence.

The effect of this provision in our Articles of Incorporation and Bylaws is to eliminate the rights of our Company and our stockholders (through stockholder's derivative suits on behalf of our Company) to recover monetary damages against a director for breach of his fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) through (vi) above. This provision does not limit nor eliminate the rights of our Company or any stockholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care. In addition, our Bylaws provide that if the Nevada General Corporation Law is amended to authorize the future elimination or limitation of the liability of a director, then the liability of the directors will be eliminated or limited to the fullest extent permitted by the law, as amended. The Nevada General Corporation Law grants corporations the right to indemnify their directors, officers, employees and agents in accordance with applicable law.

Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter as been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

ITEM 15. RECENT SALE OF UNREGISTERED SECURITIES

On October 26, 2006, we entered into a Loan and Security Agreement (the Loan) with Cambria Investment Fund, L.P. (Cambria). Michael D. Vanderhoof, a director of Auxilio, is a principal in Cambria. Under the agreement, we can borrow up to $1,500,000.  In consideration for entering into the Loan, Cambria received warrants to purchase up to 750,000 shares of Auxilio common stock exercisable at $.46, the market price upon execution, with 300,000 shares vesting upon the execution of the warrant agreement and 30,000 shares vesting for every multiple of $100,000 borrowed under the Loan with the Company. The warrants issued to Cambria in connection with this transaction are exempt from registration under Section 5 of the Securities Act of 1933, as amended (Securities Act), pursuant to Section 4(2) of the Securities Act and Rule 506 promulgated under Regulation D.  Through December 2006, we had borrowed $745,000 on the Loan. The Loan Agreement contains a provision whereby the conversion price to convert the Note to equity was set at $.46. This borrowing earned Cambria the right to receive warrants to purchase 210,000 shares. The fair value of the warrant for the 300,000 shares issued upon execution was $92,558. Such amount was recorded as a loan acquisition cost and was to be amortized to interest expense over the life of the note.  The fair value of the warrant for the 210,000 shares issued in connection with the borrowing was $71,086. In accordance with APB 14, “Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants,” we have allocated a value of $71,086 to the warrants based on their relative fair value. Such amount was recorded as a discount against the carrying value of the note and will be amortized to interest expense over the life of the note. The fair value of the warrants was determined using the Black-Scholes option-pricing model. (See Note 5 of the Notes to the Consolidated Financial Statements for the fair value assumptions used.)

Effective July 1, 2007, the Company restructured the Loan Agreement with Cambria Investment Fund L.P. extending the maturity date of the $745,000 outstanding balance to May 1, 2008 and extending the maturity date of the remaining unborrowed amount of $755,000 to December 31, 2008.  In return, the Company agreed to immediately vest the remaining 240,000 unvested warrants under the original agreement and provide one additional warrant share for every two dollars of new borrowings against the unborrowed amount of $755,000.  The exercise price of the additional warrants of $0.72 represents a 10% discount to the closing price of the Company’s common stock on the effective date of the restructuring.

The fair value of the warrant for the 240,000 shares issued in connection with the restructuring was $128,124 (see Note 5 of the Notes to the Consolidated Financial Statements for the accounting related to this debt modification). The fair value of the warrant was determined using the Black-Scholes option-pricing model. (See Note 5 of the Notes to the Consolidated Financial Statements for the fair value assumptions used.)

In April 2006, we borrowed $3,000,000 under a fixed price convertible note agreement with Laurus Master Fund, Ltd. (LMF). LMF received 478,527 warrants to purchase shares of Auxilio common stock. The exercise price of the warrants is $1.96, representing a 120% premium to the average closing price of Auxilio’s common stock for the 10 days prior to the closing of the transaction. The warrants have a term of seven years. The warrants issued to LMF in connection with this transaction are exempt from registration under Section 5 of the Securities Act, pursuant to Section 4(2) of the Securities Act and Rule 506 promulgated under Regulation D.  The fair value of the warrants for the shares issued in connection with the borrowing was $285,487.  The fair value of the warrant was determined using the Black-Scholes option-pricing model.  In accordance with APB 14, “Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants,” we have allocated a value of $260,680 to the warrants based on their relative fair value.  Such amount was recorded as a discount against the carrying value of the note and will be amortized to interest expense over the life of the note.  We also issued 132,514 warrants as finder’s fee compensation to two brokers in connection with this borrowing. The warrants have a term of seven years. The warrants issued to the two brokers in connection with this transaction are exempt from registration under Section 5 of the Securities Act, pursuant to Section 4(2) of the Securities Act and Rule 506 promulgated under Regulation D.  The fair value of the warrants for the shares issued in connection with the borrowing was $79,508. The fair value of the warrant was determined using the Black-Scholes option-pricing model.  Such amount was recorded as a loan acquisition cost and will be amortized to interest expense over the life of the note. (See Note 6 of the Notes to the Consolidated Financial Statements for the fair value assumptions used.)

ITEM 16.  EXHIBITS

No.	Item
2.1
Agreement and Plan of Reorganization dated as of November 20, 2001, by and between the Company and e-Perception, Inc. (incorporated by reference to Exhibit 1.1 to the Registrant’s Form 8-K filed on January 24, 2002).

2.2
Agreement and Plan of Merger, dated April 1, 2004, by and between Auxilio, Inc., PPVW Acquisition Corporation, and Alan Mayo & Associates, Inc. (filed as Exhibit 2.1 to the Registrant’s Form 8-K filed on April 16, 2004).

3.1	Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Registrant’s Form 10-KSB filed on April 19, 2005).
3.2	Bylaws (incorporated by reference to Exhibit 2 to the Registrant’s Form 10-SB filed on October 1, 1999).
4.1
Subscription Agreement, dated as of January 9, 2002, by and among the Company and each of the stockholders of e-Perception, Inc. (incorporated by reference to Exhibit 1.1 to the Registrant’s Form 8-K filed on January 24, 2002).

5.1	Opinion of Stradling Yocca Carlson & Rauth, a Professional Corporation.*
10.1	2000 Stock Option Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Form 10-KSB filed on April 19, 2005).
10.2	2001 Stock Option Plan (incorporated by reference to Exhibit 10.2 to the Registrant’s Form 10-KSB filed on April 19, 2005).
10.3	2003 Stock Option Plan (incorporated by reference to Exhibit 10.3 to the Registrant’s Form 10-KSB filed on April 19, 2005).
10.4	2004 Stock Option Plan (incorporated by reference to Exhibit 10.4 to the Registrant’s Form 10-KSB filed on April 19, 2005).
10.5
Standard Office Lease by and between Arden Realty Limited Partnership and e-Perception Technologies, Inc. (incorporated by reference to Exhibit 10.1 to the Registrant’s Form 10-QSB filed on May 15, 2002).

10.6
Asset Purchase Agreement between Workstream USA, Inc., Workstream, Inc. and PeopleView, Inc. dated March 8,. 2004 (incorporated by reference to Exhibit 2.1 to the Registrant’s Form 8-K filed on April 2, 2004).

10.7
Addendum dated as of May 27, 2004 to Asset Purchase Agreement dated March 17th, 2004 between Workstream Inc. Workstream USA, Inc. and PeopleView, Inc. (incorporated by reference to Exhibit 2.1 to the Registrant’s Form 8-K/A filed on August 3, 2004).

10.8	Revolving Loan and Security Agreement between Auxilio, Inc. and Michael D. Vanderhoof (filed as Exhibit 10.1 to the Registrant’s Form 8-K filed on December 29, 2004).
10.9
Executive Employment Agreement between Registrant and Etienne Weidemann, President and Chief Operating Officer dated April 1, 2004 (incorporated by reference to Exhibit 10.9 to the Registrant’s Form 10-KSB filed on April 19, 2005).

10.10
Executive Employment Agreement between Registrant and Joseph J Flynn, Chief Executive Officer and Chairman of the Board of Directors dated April 1, 2004 (incorporated by reference to Exhibit 10.10 to the Registrant’s Form 10-KSB filed on April 19, 2005).

10.11
Executive Employment Agreement between Registrant and James Stapleton, Chief Financial Officer and Corporate Secretary dated April 1, 2004 (incorporated by reference to Exhibit 10.11 to the Registrant’s Form 10-KSB filed on April 19, 2005)..

10.12
Executive Employment Agreement between Registrant and Paul T. Anthony, Chief Financial Officer and Corporate Secretary dated December 10, 2004 (incorporated by reference to Exhibit 10.12 to the Registrant’s Form 10-KSB filed on April 19, 2005).

10.13
Standard Office Lease agreement by and between Auxilio, Inc and McMorgan Institutional Real Estate Fund I, LLC. dated October 13, 2004 (incorporated by reference to Exhibit 10.13 to the Registrant’s Form 10-KSB filed on April 19, 2005)..

10.14	Loan and Security Agreement between Auxilio, Inc. and Cambria Investment Fund, L.P. (filed as Exhibit 10.1 to the Registrant’s Form 8-K filed on November 28, 2005).
10.15	Executive Employment Agreement between Registrant and Joseph J Flynn, Chief Executive Officer dated March 14, 2006 (filed as Exhibit 10.1 to the Registrant’s Form 8-K filed on March 22, 2006).
10.16
Executive Employment Agreement between Registrant and Etienne Weidemann, President and Chief Operating Officer dated March 15, 2006  (filed as Exhibit 10.2 to the Registrant’s Form 8-K filed on March 22, 2006).

10.17
Executive Employment Agreement between Registrant and Paul T. Anthony, Chief Financial Officer and Corporate Secretary dated March 15, 2006 (filed as Exhibit 10.3 to the Registrant’s Form 8-K filed on March 22, 2006).

10.18	Securities Purchase Agreement dated as of April 7, 2006, between Auxilio, Inc. and Laurus Master Fund, Ltd. (filed as Exhibit 10.1 to the Registrant’s Form 8-K filed on April 13, 2006).
10.19	Secured Convertible Term Note dated as of April 7, 2006 issued by Auxilio, Inc. to Laurus Master Fund, Ltd. (filed as Exhibit 10.2 to the Registrant’s Form 8-K filed on April 13, 2006).
10.20	Loan and Security Agreement dated as of October 25, 2006, between Auxilio, Inc. and Cambria Investment Fund, L.P. (filed as Exhibit 10.1 to the Registrant’s Form 8-K filed on October 27, 2006).
14	Registrants Code of Ethics (incorporated by reference to Exhibit 14.1 to the Registrant’s Form 10-KSB filed on April 14, 2004).
16.1	Letter regarding change in certifying accountants dated February 14, 2002 (incorporated by reference to Exhibit 16 to the Registrant’s Form 8-K filed on February 15, 2002).
16.2	Letter regarding change in certifying accountants dated December 22, 2005 (incorporated by reference to Exhibit 16.1 to the Registrant’s Form 8-K/A filed on January 24, 2006).
21.1	Subsidiaries (incorporated by reference to Exhibit 21.1 to the Registrant’s Form 10-KSB filed on April 2, 2007).

23.1	Consent of Haskell & White LLP.*
23.2	Consent of Stradling Yocca Carlson & Rauth (included in the opinion filed as Exhibit 5.1).*
24.1	Power of Attorney (included in the signature pages hereof).**
*- Filed herewith.
**- Previously filed.

ITEM 17.  UNDERTAKINGS

The undersigned registrant hereby undertakes:

1.   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(iii) Include any additional or changed material information on the plan of distribution

2.  That, for determining liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering.

3.   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4. That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) If the registrant is relying on Rule 430B (230.430B of this chapter):

A.   Each prospectus filed by the registrant pursuant to Rule 424(b)(3)shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

B.   Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

5.   That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

6. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

..

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Mission Viejo, California, on April 14, 2008.

AUXILIO, INC.

By:  /s/ Etienne L. Weidemann
Etienne L. Weidemann, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Etienne L. Weidemann Etienne L. Weidemann	Director, President and Chief Executive Officer	April 14, 2008
/s/ Paul Anthony* Paul Anthony	Executive Vice-President, Chief Financial Officer and Principal Accounting and Financial Officer	April 14, 2008
/s/ Edward B. Case * Edward B. Case	Director	April 14, 2008
/s/ Michael Joyce * Michael Joyce	Director	April 14, 2008
/s/ John D. Pace* John D. Pace	Chairman of the Board of Directors	April 14, 2008
/s/ Max Poll * Max Poll	Director	April 14, 2008
/s/ Michael Vanderhoof * Michael Vanderhoof	Director	April 14, 2008
/s/ Joseph J. Flynn Joseph J. Flynn	Director	April 14, 2008
/s/ Mark St. Claire Mark St. Claire	Director	April 14, 2008

*
Pursuant to a power-of-attorney granted to Joseph J. Flynn on July 3, 2006 to sign on the respective person’s behalf, individually and in each capacity stated above, all amendments and post-effective amendments to this registration statement and to file the same, with all exhibits thereto and any other documents in connection therewith, with the Securities and Exchange Commission under the Securities Act of 1933, as amended.

EXHIBIT INDEX

No.	Item
2.1
Agreement and Plan of Reorganization dated as of November 20, 2001, by and between the Company and e-Perception, Inc. (incorporated by reference to Exhibit 1.1 to the Registrant’s Form 8-K filed on January 24, 2002).

2.2
Agreement and Plan of Merger, dated April 1, 2004, by and between Auxilio, Inc., PPVW Acquisition Corporation, and Alan Mayo & Associates, Inc. (filed as Exhibit 2.1 to the Registrant’s Form 8-K filed on April 16, 2004).

3.1	Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Registrant’s Form 10-KSB filed on April 19, 2005)
3.2	Bylaws (incorporated by reference to Exhibit 2 to the Registrant’s Form 10-SB filed on October 1, 1999).
4.1
Subscription Agreement, dated as of January 9, 2002, by and among the Company and each of the stockholders of e-Perception, Inc. (incorporated by reference to Exhibit 1.1 to the Registrant’s Form 8-K filed on January 24, 2002).

5.1	Opinion of Stradling Yocca Carlson & Rauth, a Professional Corporation. *
10.1	2000 Stock Option Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Form 10-KSB filed on April 19, 2005).
10.2	2001 Stock Option Plan (incorporated by reference to Exhibit 10.2 to the Registrant’s Form 10-KSB filed on April 19, 2005).
10.3	2003 Stock Option Plan (incorporated by reference to Exhibit 10.3 to the Registrant’s Form 10-KSB filed on April 19, 2005).
10.4	2004 Stock Option Plan (incorporated by reference to Exhibit 3.1 to the Registrant’s Form 10-KSB filed on April 19, 2005).
10.5
Standard Office Lease by and between Arden Realty Limited Partnership and e-Perception Technologies, Inc. (incorporated by reference to Exhibit 10.1 to the Registrant’s Form 10-QSB filed on May 15, 2002).

10.6
Asset Purchase Agreement between Workstream USA, Inc., Workstream, Inc. and PeopleView, Inc. dated March 8,. 2004 (incorporated by reference to Exhibit 2.1 to the Registrant’s Form 8-K filed on April 2, 2004).

10.7
Addendum dated as of May 27, 2004 to Asset Purchase Agreement dated March 17th, 2004 between Workstream Inc. Workstream USA, Inc. and PeopleView, Inc. (incorporated by reference to Exhibit 2.1 to the Registrant’s Form 8-K/A filed on August 3, 2004).

10.8	Revolving Loan and Security Agreement between Auxilio, Inc. and Michael D. Vanderhoof (incorporated by reference to Exhibit 10.1 to the Registrant’s Form 8-K filed on December 29, 2004).
10.9
Standard Office Lease agreement by and between Auxilio, Inc and McMorgan Institutional Real Estate Fund I, LLC. dated October 13, 2004 (incorporated by reference to Exhibit 10.13 to the Registrant’s Form 10-KSB filed on April 19, 2005).

10.10	Loan and Security Agreement between Auxilio, Inc. and Cambria Investment Fund, L.P. (incorporated by reference to Exhibit 10.1 to the Registrant’s Form 8-K filed on November 28, 2005).
10.11
Executive Employment Agreement between Registrant and Joseph J Flynn, Chief Executive Officer dated March 14, 2006  (incorporated by reference to Exhibit 10.1 to the Registrant’s Form 8-K filed on March 22, 2006).

10.12
Executive Employment Agreement between Registrant and Etienne Weidemann, President and Chief Operating Officer dated March 15, 2006  (incorporated by reference to Exhibit 10.2 to the Registrant’s Form 8-K filed on March 22, 2006).

10.13
Executive Employment Agreement between Registrant and Paul T. Anthony, Chief Financial Officer and Corporate Secretary dated March 15, 2006  (incorporated by reference to Exhibit 10.3 to the Registrant’s Form 8-K filed on March 22, 2006).

10.14
Securities Purchase Agreement dated as of April 7, 2006, between Auxilio, Inc. and Laurus Master Fund, Ltd. (incorporated by reference to Exhibit 10.1 to the Registrant’s Form 8-K filed on April 13, 2006).

10.15
Secured Convertible Term Note dated as of April 7, 2006 issued by Auxilio, Inc. to Laurus Master Fund, Ltd. (incorporated by reference to Exhibit 10.2 to the Registrant’s Form 8-K filed on April 13, 2006).

10.16
Common stock Purchase Warrant dated as of April 7, 2006 issued by Auxilio, Inc. to Laurus Master Fund, Ltd. (incorporated by reference to Exhibit 10.3 to the Registrant’s Form 8-K filed on April 13, 2006).

10.17
Master Security Agreement dated as of April 7, 2006, between Auxilio, Inc. and Laurus Master Fund, Ltd. (incorporated by reference to Exhibit 10.4 to the Registrant’s Form 8-K filed on April 13, 2006).

10.18
Registration Rights Agreement dated as of April 7, 2006, between Auxilio, Inc. and Laurus Master Fund, Ltd. (incorporated by reference to Exhibit 10.5 to the Registrant’s Form 8-K filed on April 13, 2006).

14	Registrants Code of Ethics (incorporated by reference to Exhibit 14.1 to the Registrant’s Form 10-KSB filed on April 14, 2004).
16.1	Letter regarding change in certifying accountants dated February 14, 2002 (incorporated by reference to Exhibit 16 to the Registrant’s Form 8-K filed on February 15, 2002).
16.2	Letter regarding change in certifying accountants dated December 22, 2005 (incorporated by reference to Exhibit 16.1 to the Registrant’s Form 8-K/A filed on January 24, 2006).
21.1	Subsidiaries (incorporated by reference to Exhibit 21.1 to the Registrant’s Form 10-KSB filed on April 16, 2006).
23.1	Consent of Haskell & White LLP.*
23.2	Consent of Stradling Yocca Carlson & Rauth (included in the opinion filed as Exhibit 5.1).**
24.1	Power of Attorney (included in the signature pages hereof).*

* - Filed herewith
** - Previously files